Exhibit 10.1

CONTRIBUTION AND PURCHASE AGREEMENT

for the purchase of ownership interests in

the entities set forth on Exhibit A-1 hereto

by and among

ERC SUB, L.P., a Delaware limited partnership,

and

the sellers set forth on Exhibit A-1 hereto

Dated as of December 31, 2007

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	3
ARTICLE II	PURCHASE AND SALE; CLOSING	11
2.1	Sale and Exchange of the Equity Interests	11
2.2	Purchase Price	11
2.3	The Closing	12
2.4	Actions of Buyer and Sellers at the Closing	12
2.5	Prorations	15
2.6	Settlement Statements	16
2.7	Further Acts and Assurances	16
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS AND MANAGING OWNERS	16
3.1	Company and Seller Status	17
3.2	Capitalization; Subsidiaries	18
3.3	Authorization; Binding Effect	19
3.4	No Conflict	20
3.5	Financial Statements	20
3.6	Undisclosed Liabilities	21
3.7	Absence of Certain Changes	21
3.8	Title to Property; Sufficiency of Assets	22
3.9	Real and Personal Property	23
3.10	Contracts	23
3.11	Intellectual Property; Computer Software	25
3.12	Accounts Receivable	25
3.13	Insurance	25
3.14	Regulatory Compliance; Approvals	25
3.15	Legal Proceedings; Orders	26
3.16	Employees and Employee Benefits	27
3.17	Taxes	27
3.18	Environmental Matters	28
3.19	Affiliate Transactions	29
3.20	Payments	29
3.21	Solvency	29
3.22	Brokers or Finders	29
3.23	Disclosure	29
3.24	Special Purpose Entity; Hart-Scott-Rodino Compliance	29
3.25	Ground Leases	30
3.26	Tenant Leases	31
3.27	General Due Diligence	32
3.28	FIRPTA	32
3.29	Condemnation	32
3.30	Parking	32
3.31	Tenant Reserves	32
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	32
4.1	Buyer Status	32
4.2	Authorization; Binding Effect	33
4.3	Capitalization	33
4.4	No Conflict	33

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4.5	Legal Proceedings; Orders	34
4.6	Brokers and Finders	34
4.7	Buyer Investment Representations	34
4.8	Solvency	34
4.9	Disclosure	34
ARTICLE V	COVENANTS	35
5.1	Notices and Consents	35
5.2	Tax Matters	35
5.3	Southlake Resubdivision	35
5.4	Tenant Improvements	36
5.5	Nonsolicitation	36
5.6	Ownership of CHI	36
5.7	Agreements Regarding DB Holdback Reserves, Seller Tenant Improvements, Leasing Commissions, and Renovations	36
ARTICLE VI	INDEMNIFICATION	38
6.1	Survival; Effect of Knowledge on Indemnification	38
6.2	Indemnification by Each Seller, Managing Owner and CHI	39
6.3	Indemnification by CHI	39
6.4	Indemnification by Buyer	40
6.5	Limitations	40
6.6	Indemnification Procedures	42
6.7	Disregarding Materiality Exceptions	43
6.8	Letter of Credit and Liquidity Covenant	43
6.9	Damages	44
ARTICLE VII	NOTICES	44
ARTICLE VIII	MISCELLANEOUS	45
8.1	Fees and Expenses	45
8.2	Public Announcement	46
8.3	Entire Agreement	46
8.4	Amendment and Waiver	46
8.5	Counterparts; Facsimile Signatures	46
8.6	Governing Law; Construction	46
8.7	Venue; Waiver of Jury Trial	47
8.8	Binding Effect; No Assignment; No Third Party Beneficiaries	47
8.9	Severability; Invalid Provisions	47
8.10	Interpretation	47
8.11	Time of Essence	48
8.12	Sellers’ Representative	49
8.13	Buyer’s Representative	50

Exhibits

Exhibit A-1 – Sellers/Companies/Facilities

Exhibit A-2 – Managing Owners

Exhibit B – Permitted Encumbrances

Exhibit C – Purchase Price Allocation

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Schedules

Schedule 2.2(y) – Buyer Holdbacks

Schedule 3.2 – Transfer Restrictions

Schedule 3.4 – Consents, Approvals, Authorizations of Sellers

Schedule 3.5 – Financial Statements

Schedule 3.6(b) – Obligations

Schedule 3.7 – Absence of Certain Changes

Schedule 3.7(b) – Amended, Renewed or Terminated Ground Leases, Tenant Leases or Contracts

Schedule 3.7(d) – Acquisition or Disposition of Assets

Schedule 3.6(g)(iv) – Accounts Receivable

Schedule 3.7(k) – Asset Damage

Schedule 3.9(a) – Real Property; Title Policies; Title Searches

Schedule 3.9(b) – Personal Property

Schedule 3.10 – Contracts, Consents

Schedule 3.10(d) – Notice of Breach of Contract

Schedule 3.10(e) – Non-Compete Agreements

Schedule 3.10(f) – Tenant Leases Related Items

Schedule 3.11 – Intellectual Property

Schedule 3.13 – Insurance

Schedule 3.15(a) – Proceedings

Schedule 3.15(b) – Orders

Schedule 3.17(b) – Taxes

Schedule 3.18 – Environmental Matters

Schedule 3.19(a) – Affiliate Transactions

Schedule 3.22 – Brokers or Finders for Sellers

Schedule 3.25(a) – Ground Leases

Schedule 3.26 – Tenant Leases with Affiliates

Schedule 3.26(a) – Rent Rolls

Schedule 3.26(i) – Facility Purchase Options

Schedule 3.26(j) – Tenant Bankruptcy Proceedings

Schedule 3.26(k) – Tenant Charges, Defenses, Counterclaims, etc.

Schedule 3.31 – Tenant Reserves

Schedule 4.4 – Consents, Approvals, Authorizations of Buyer

Schedule 5.1 – Notices and Consents

Schedule 5.7(a) – DB Holdback Reserves

Schedule 5.7(b) – DB Rollover Reserves, Leasing Commissions

Schedule 5.7(c) – Renovations

Schedule 5.7(d) – Expansion

Schedule 6.1(b) – Buyer’s Knowledge

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CONTRIBUTION AND PURCHASE AGREEMENT

THIS CONTRIBUTION AND PURCHASE AGREEMENT (“Agreement”) is dated as of December 31, 2007, and is entered into by and among ERC Sub, L.P. (“Buyer”), a Delaware limited partnership; and CAMBRIDGE B/R, INC. (the “Baton Rouge Seller”), a Louisiana corporation; CAMBRIDGE-GREENVILLE DALLAS, LLC (the “Walnut Hill Seller”), a Delaware limited liability company; PMC CAMBRIDGE OF PLANO, LTD. (the “Plano Seller”), a Texas limited partnership; CAMBRIDGE-CROWN ATRIUM, LLC (the “Westgate Seller”), a Delaware limited liability company; CAMBRIDGE-NORTH TEXAS HOLDINGS, LLC (the “Southlake Hospital Seller”), a Delaware limited liability company; and JEAN-CLAUDE SAADA (“Saada”) (each a “Seller” and collectively “Sellers”). The entities set forth on Exhibit A-2 hereto (each a “Managing Owner” and collectively the “Managing Owners”) join herein solely for the purpose of manifesting their respective agreements with Section 5.5 and Articles III and VI hereof. Cambridge Holdings Incorporated (“CHI”), a Delaware corporation, joins herein solely for the purpose of manifesting its agreement with Sections 3.3(b), 5.6 and 5.7(d) and Article VI hereof. Cambridge 114, Inc. (“Cambridge 114”), a Texas corporation, joins herein solely for the purpose of manifesting its agreement with Section 5.3 hereof. Care Investment Trust Inc. (the “REIT”), a Maryland corporation, joins herein solely for the purpose of manifesting its agreement with Article IV.

R E C I T A L S

A. As of the date of this Agreement, (i) each Seller owns the total outstanding ownership interest in the Company listed next to such Seller’s name in the percentages set forth on Exhibit A-1 under the heading “Seller’s Total Ownership Interest in Company Before Closing”; (ii) each Managing Owner owns the total outstanding ownership interest in the Company listed next to such Managing Owner’s name in the percentages set forth on Exhibit A-1 under the heading “Managing Owners Total Ownership Interest in Company Before and After Closing” (the ownership interest of each Seller and each Managing Owner shall be referred to herein as an “Interest” and collectively the “Interests”); and (iii) each Company owns a Facility or Facilities (as herein defined), certain of which are subject to ground leases, as follows:

1. the Baton Rouge Seller owns an Interest as more particularly described in Exhibit A-1 in Cambridge Howell Medical Plaza, LLC (the “Baton Rouge Company”), and the Baton Rouge Company owns Physicians Medical Center of Baton Rouge (the “Baton Rouge Facility”);

2. the Walnut Hill Seller owns an Interest as more particularly described in Exhibit A-1 in Cambridge Walnut Hill, L.P. (the “Walnut Hill Company”), and the Walnut Hill Company owns Physicians Medical Center of Dallas (the “Walnut Hill Facility”), subject to that certain Ground Lease as described on Schedule 3.25(a);

3. the Plano Seller owns an Interest as more particularly described in Exhibit A-1 in Cambridge Plano Partners MOB IV, L.P. (the “Plano Company”), and the Plano Company owns Presbyterian Plano subject to that certain Ground Lease as described on Schedule 3.25(a);

4. the Westgate Seller owns an Interest as more particularly described in Exhibit A-1 in Cambridge Westgate Medical Center, L.P. (the “Westgate Company”), and the Westgate Company owns Westgate Medical Center;

5. the Southlake Hospital Seller owns an Interest as more particularly described in Exhibit A-1 in Cambridge-Southlake Partners, L.P. (the “Southlake Hospital Company”), and the

Southlake Hospital Company owns Harris Methodist Southlake Center for Diagnostics and Surgery-Hospital subject to that certain Ground Lease as described on Schedule 3.25(a) (the “Southlake Hospital Facility”);

6. Saada owns an Interest as more particularly described in Exhibit A-1 in: (a) Cambridge Nassau Bay LP (the “Nassau Bay Company”) which owns PMC-2-Space Park and PMC-1-St. John Doctor Center subject to those certain Ground Leases as described on Schedule 3.25(a) (collectively, the “Nassau Bay Facility”); (b) Cambridge Allen Partners, L.P. (the “Allen Company”) which owns Presbyterian Hospital of Allen MOB II subject to that certain Ground Lease as described on Schedule 3.25(a); and (c) Cambridge Gorbutt MOB, L.P. (the “Southlake MOB Company”) which owns Harris Methodist Southlake Center for Diagnostics and Surgery – Medical Office, subject to that certain Ground Lease as described on Schedule 3.25(a) (the “Southlake MOB Facility”).

B. Each Company is engaged in the business of developing, owning, operating, leasing, and managing medical office buildings and other healthcare facilities.

C. CHI owns all of the issued and outstanding ownership interests in six of the Managing Owners, and Saada owns all of the issued and outstanding ownership interests in three of the Managing Owners and all of the issued and outstanding shares of CHI.

D. Buyer GP (as herein defined) and the REIT, as the initial limited partner (the “Initial Limited Partner”), own all of the issued and outstanding partnership interests in Buyer.

E. The REIT owns all of the issued and outstanding membership interests in Buyer GP.

F. Each Seller desires to sell to Buyer the percentage equity interest in the Company listed next to such Seller’s name on Exhibit A-1 (each an “Equity Interest and collectively the “Equity Interests”), and Buyer desires to purchase from each Seller such Seller’s Equity Interest(s), all in accordance with the terms and conditions of this Agreement.

G. Pursuant to the provisions of this Agreement, at the Closing, Buyer will pay to each Seller the allocated portion of the Purchase Price (as herein defined) as set forth on Exhibit C, and each Seller will contribute to Buyer a portion of such Seller’s Equity Interest in exchange for the Purchase Price.

H. After the Closing, each Seller will continue to own an Interest in the percentage set forth opposite such Seller’s name on Exhibit A-1 hereto under the heading “Seller’s Total Ownership Interest in Company After Closing.”

I. Pursuant to the provisions of this Agreement, at the Closing, Buyer and Seller and Managing Owner of each Company will enter into an Amended and Restated Limited Partnership Agreement or an Amended and Restated Limited Liability Company Operating Agreement, as applicable, which will govern the operations of each Company and the rights and remedies of Buyer and the applicable Seller and Managing Owner with respect to such Company.

J. Pursuant to the provisions of this Agreement, at the Closing, each Seller and the Buyer GP will enter into an Amended and Restated Agreement of Limited Partnership of Buyer, which will govern the ownership and operations of Buyer and the rights and remedies of the parties thereto with respect to Buyer and the Initial Limited Partner will withdraw as a limited partner upon the admission of Sellers, as limited partners.

K. Pursuant to the provisions of this Agreement, at the Closing, the Buyer Securities issued in consideration for the contribution of a portion of each Seller’s Equity Interest will be delivered to the Escrow Agent (as herein defined) pursuant to an Escrow Agreement (as herein defined) by and among Buyer, Escrow Agent and each Seller.

L. Buyer and each Seller desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing.

NOW, THEREFORE, intending to be legally bound and in consideration of the foregoing recitals, the representations and warranties, mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement covenant and agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article I unless the context clearly otherwise requires.

“Accounts Receivable” means all accounts, accounts receivable, lease payments due, notes, notes receivable, trade receivables, bonds, commissions, and other receivables and rights to payment of any Company existing on the Closing Date.

“Allen Company” has the meaning set forth in the recitals.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

“Agreement” means this Contribution and Purchase Agreement, including the exhibits and schedules attached hereto.

“Approved Bank” has the meaning set forth in the definition of Cash Equivalents.

“Audited Financial Statements” has the meaning set forth in Section 3.5(a)(i).

“Balance Sheet Date” means September 30, 2007.

“Baton Rouge Company” has the meaning set forth in the recitals.

“Baton Rouge Facility” has the meaning set forth in the recitals.

“Baton Rouge Seller” has the meaning set forth in the preamble.

“Benefit Plans” means any “employee benefit plans”, as defined in Section 3(3) of ERISA, all benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plans (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto.

“Books and Records” means all existing accounting, business, marketing, corporate, and other files, documents, instruments, papers, books and records.

“Business Day” means a day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of New York are authorized or obligated to close under the Laws of such state.

“Buyer” has the meaning set forth in the preamble.

“Buyer GP” means ERC Sub, LLC, a Delaware limited liability company and the general partner of Buyer.

“Buyer Holdbacks” has the meaning set forth in Section 2.2(y).

“Buyer Indemnified Parties” means Buyer, its Affiliates and the general partner, employees, agents, representatives, successors and assigns of Buyer, and the members, partners, directors, managers, officers, employees, agents, representatives, successors and assigns of Buyer’s Affiliates.

“Buyer’s Knowledge” means the actual knowledge on and as of the date hereof of F. Scott Kellman, William Roberson, Adam Sherman or Robert O’Neill; provided, however, that for purposes of Section 6.1(b), “Buyer’s Knowledge” shall have the meaning set forth therein.

“Buyer’s Representative” has the meaning set forth in Section 8.13(a).

“Buyer Securities” has the meaning set forth in Section 2.2(x).

“Cambridge 114” has the meaning set forth in the preamble.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short term commercial paper rating from Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. or any successor thereto (“S&P”) is at least A 1 or the equivalent thereof or from Moody’s Investors Services, Inc. or any successor thereto (“Moody’s”) is at least P 1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A 1 (or the equivalent thereof) or better by S&P or P 1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Control” has the meaning set forth in Section 5.6.

“CHI” has the meaning set forth in the preamble.

“CHI Cap” has the meaning set forth in Section 6.5(c).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” means any of the Baton Rouge Company, the Walnut Hill Company, the Plano Company, the Westgate Company, the Southlake Hospital Company, the Nassau Bay Company, the Allen Company and the Southlake MOB Company.

“Company Cap” means the amount set forth on Exhibit C with respect to such Company under the heading “Company Cap”; provided, however, that such amount shall be reduced by an amount, if any, equal to the value (which the parties agree shall be $15.00 per unit) of the Buyer Securities of Seller of such Company (as set forth under the heading “Buyer Securities”) that have been cancelled or redeemed by Buyer pursuant to the terms and conditions of the Amended and Restated Agreement of Limited Partnership of Buyer on the date such claim is asserted in writing pursuant to Article VI.

“Consolidated Settlement Statement” has the meaning set forth in Section 2.6.

“Constituent Documents” means the certificate of limited partnership, articles of organization or certificate of formation and the agreement of limited partnership, operating agreement or bylaws of any entity, as applicable.

“Contracts” means all executory contracts, purchase orders and agreements to which any Company is a party or any of such Company’s assets is subject, whether oral or written, including those listed on Schedule 3.10, but excluding the Ground Leases and the Tenant Leases.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of Section 5.6, “control” shall have the meaning set forth therein.

“Damages” has the meaning set forth in Section 6.9.

“DB Holdback Reserves” has the meaning set forth in Section 5.7(a).

“DB Rollover Reserves” has the meaning set forth in Section 5.7(b).

“Deadlock” has the meaning set forth in Section 6.6(c).

“Effective Time” has the meaning set forth in Section 2.3.

“Entity Seller” means each Seller other than Saada.

“Environmental Claim” means any investigation or written claim, action, cause of action, or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (a) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location owned or operated by any Company; or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law applicable to any Company or any Company’s business.

“Environmental Laws” means, as they exist on the date hereof and as of the Effective Time, all applicable Laws relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented.

“Equity Interest” and “Equity Interests” have the meanings set forth in the recitals.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any related company or trade or business that is required to be aggregated with any Company under Code Sections 414(b), (c), (m) or other company, entity or trade or business that has adopted or has ever participated in any Benefit Plan, or any predecessor or successor company or trade or business of any Company.

“Escrow Agent” has the meaning set forth in Section 2.2(x).

“Escrow Agreement” has the meaning set forth in Section 2.2(x).

“Existing Debt” has the meaning set forth in Section 2.2(b).

“Expansion” has the meaning set forth in Section 5.7(d).

“Facilities” means those healthcare facilities identified on Exhibit A-1 under the heading “Facility.”

“Financial Statements” has the meaning set forth in Section 3.5(a).

“GAAP” means generally accepted accounting principles, as promulgated by the Financial Accounting Standards Board, and as in effect in the United States from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Ground Leases” means those ground leases described on Schedule 3.25(a).

“Ground Lessees” means the lessees under the Ground Leases.

“Ground Lessors” means the lessors under the Ground Leases.

“Indemnified Party” has the meaning set forth in Section 6.6(a).

“Indemnifying Party” has the meaning set forth in Section 6.6(a).

“Individual Settlement Statements” has the meaning set forth in Section 2.6.

“Initial Limited Partner” has the meaning set forth in the recitals.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements to those inventions, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and re-examinations of these assets; (b) all trademarks, service marks, trade dress, logos, trade names, Facility names, and Company names, together with all translations, adaptations, derivations, registrations, and combinations of these assets; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection with these assets; (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including data and related documentation); (f) all other proprietary rights; and (g) all copies and tangible embodiments of the assets detailed in (a) through (f) of this paragraph (in whatever form or medium).

“Interests” has the meaning set forth in the recitals.

“Interim Balance Sheet” has the meaning set forth in Section 3.5(a)(ii).

“Law” means any law, statute, rule, regulation, code, ordinance, resolution, order, writ, injunction, judgment, decree, ruling, promulgation, policy, treaty directive, interpretation, or guideline adopted or issued by any Governmental Authority.

“Leasing Commissions” has the meaning set forth in Section 5.7(b).

“Lender” has the meaning set forth in Section 5.7(a).

“Letter of Credit” has the meaning set forth in Section 6.8(a).

“Licenses” means all licenses, franchises, accreditations and registrations, permits, approvals and consents (and all applications therefor) issued by any Governmental Authority in connection with the ownership, operation or development of any portion of any Facility or any Company’s business; provided, however, that Licenses shall not include any Licenses held by the tenants under the Tenant Leases in connection with the operation of their businesses located at the Facilities or any Constituent Documents.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, judgment lien, security interest, encumbrance, adverse claim as to title or interest, easement, covenant, encroachment, title defect, title retention agreement, restrictive covenant, voting trust agreement, option, statutory or common law lien, right of first refusal or first offer.

“Management and Leasing Agreements” means those certain Management and Leasing Agreements by and between Cambridge Healthcare Management, Inc. and each Company as described on Schedule 3.10.

“Managing Owner” has the meaning set forth in the preamble.

“Material Adverse Effect” means an event, change, or circumstance which is or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of any Company.

“Material Dispute” has the meaning set forth in Section 6.6(c).

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case so defined, identified, or regulated under any Environmental Law.

“Moody’s” has the meaning set forth in the definition of Cash Equivalents.

“Nassau Bay Company” has the meaning set forth in the recitals.

“Nassau Bay Facility” has the meaning set forth in the recitals.

“Obligations” has the meaning set forth in Section 3.6(a).

“Order” means any judgment, order, award or decree of any federal, state, local or other court or judicial or quasi-judicial tribunal and any award in any binding arbitration proceeding.

“Permitted Encumbrances” means (i) any Lien listed on Exhibit B hereto, (ii) all Liens expressly approved by Buyer and specified as Permitted Encumbrances prior to the date hereof in writing, and (iii) the lease obligations of each Company under the Tenant Leases and the Ground Leases which are described on the Schedules or Exhibits hereto.

“Person” means any individual, corporation, company, association, partnership, firm, joint venture, limited liability company, trust or other entity or a governmental agency.

“Personal Property” means all tangible and intangible personal property used or held for use in connection with each Company’s business, including without limitation all equipment, furniture, machinery, vehicles, office furnishings, instruments, spare parts, all rights in all warranties of any contractor, subcontractor, manufacturer or vendor with respect thereto and rebates received in connection with any item described in this definition.

“Phase I” has the meaning set forth in Section 3.18(d).

“Plano Company” has the meaning set forth in the recitals.

“Plano Seller” has the meaning set forth in the preamble.

“Preclosing Cash” means the cash and Cash Equivalents of each Company immediately prior to the Effective Time.

“Proceeding” means any arbitration, audit, hearing, investigation, litigation, suit or other similar action by or before a Governmental Authority.

“Public Accountants” mean UHY LLP.

“Purchase Price” has the meaning set forth in Section 2.2(d).

“Real Property” means all fee, leasehold and other interests in real property owned by each Company, whether directly or indirectly, or otherwise used or held for use by such Company in connection with such Company’s business, together with all buildings, improvements (including leasehold improvements) and fixtures and construction in progress located thereupon and all easements, appurtenances, rights of way, and air, mineral or other rights related thereto.

“Reduced CHI Cap” has the meaning set forth in Section 6.5(c).

“REIT” has the meaning set forth in the preamble.

“Renovations” has the meaning set forth in Section 5.7(c).

“Rent Roll” has the meaning set forth in Section 3.26(a).

“Reviewed Financial Statements” has the meaning set forth in Section 3.5(a)(ii).

“Saada” has the meaning set forth in the recitals.

“San Diego Company” means Cambridge Health Center of San Diego, LLC, a California limited liability company.

“San Diego Option Agreement” has the meaning set forth in Section 2.4(a)(xi).

“San Diego Seller” means Cambridge-Frost San Diego, LLC, a Delaware limited liability company.

“S&P” has the meaning set forth in the definition of Cash Equivalents.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Seller Indemnified Parties” means each Seller, each Seller’s Affiliates and the stockholders, members, partners, directors, managers, officers, employees, agents, representatives, successors and assigns of each Seller, and the members, partners, directors, managers, officers, employees, agents, representatives, successors and assigns of each Seller’s Affiliates.

“Sellers’ Knowledge” means the actual knowledge on and as of the date hereof of Saada, Roman Bogoslavsky, Steve Toton, Dianne Chapman, Leslie DeShazer or Dennis Barnes.

“Sellers’ Representative” has the meaning set forth in Section 8.12(a).

“Seller Tenant Improvements” has the meaning set forth in Section 5.7(b).

“Southlake Hospital Company” has the meaning set forth in the recitals.

“Southlake Hospital Facility” has the meaning set forth in the recitals.

“Southlake Hospital Lease” has the meaning set forth in Section 5.7(d).

“Southlake Hospital Seller” has the meaning set forth in the preamble.

“Southlake MOB Company” has the meaning set forth in the recitals.

“Southlake MOB Facility” has the meaning set forth in the recitals.

“Southlake Real Property” has the meaning set forth in Section 5.3.

“Subsidiary” means any corporation or other entity with respect to which a specified Person (or its subsidiary) owns a majority of the common stock or other voting equity interests or has the power to vote or direct the voting of sufficient equity interests to elect a majority of the directors.

“Supporting Documentation” has the meaning set forth in Section 5.7(f).

“Survival Period” has the meaning set forth in Section 6.1(a).

“Taxes” means (i) any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, unclaimed property, transfer, franchise, profits, license, lease, rent, service, service use, withholding, payroll, employment, excise, severance, privilege, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) as a result of transferee liability or otherwise through operation of law; provided, however, that this clause (ii) is not intended to cover any reassessment of any of the assets of any Company, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant Leases” means the commercial space leases at each Facility, as set forth on Schedule 3.26(a).

“Title Policy” means an existing Owner Policy of Title Insurance or similar instrument for each Facility attached hereto as Schedule 3.9(a).

“Title Searches” means those title searches (down dated) for each Facility, as set forth on Schedule 3.9(a).

“Transaction Documents” means this Agreement and all other agreements, documents and instruments to be executed and delivered in connection herewith.

“Walnut Hill Company” has the meaning set forth in the recitals.

“Walnut Hill Facility” has the meaning set forth in the recitals.

“Walnut Hill Seller” has the meaning set forth in the preamble.

“Westgate Company” has the meaning set forth in the recitals.

“Westgate Seller” has the meaning set forth in the preamble.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Sale and Exchange of the Equity Interests. On and subject to the terms and conditions set forth in this Agreement, as of the date hereof, each Seller is selling, contributing, assigning, conveying, transferring and delivering to Buyer, free and clear of all Liens, except for the transfer restrictions described on Schedule 3.2, and Buyer is purchasing from each Seller, such Seller’s Equity Interests. At the Effective Time, title to all of the Equity Interests shall pass to Buyer, as record and beneficial owner. Buyer shall then be entitled to all rights, from whatever source arising, as the sole owner of such Equity Interests.

2.2 Purchase Price. In consideration of the contribution, sale and delivery of the Equity Interests by Sellers to Buyer, on the date hereof, Buyer is paying to or for the benefit of Sellers the aggregate purchase price calculated in the following manner:

(a) Buyer and Sellers agree that the total agreed value of the Companies is Two Hundred Sixty-Three Million Forty Thousand Three Hundred Eighty-One Dollars ($263,040,381.00);

(b) the total agreed value of the Companies shall be reduced by the amount of the unpaid balance of all debt of the Companies secured by first priority Liens in favor of the Lender on the Real Property owned or leased by such Companies as the Closing Date (the “Existing Debt”), which Existing Debt amount Buyer and Sellers agree equals One Hundred Seventy-Eight Million Eight Hundred Fifty Thousand Dollars ($178,850,000);

(c) the balance, or Eighty-Four Million One Hundred Ninety Thousand Three Hundred Eighty-One Dollars ($84,190,381) shall then be multiplied by eighty-five percent (85%);

(d) the product, or Seventy-One Million Five Hundred Sixty-One Thousand Eight Hundred Twenty-Four Dollars ($71,561,824) shall then be increased by an additional Eight Hundred Thousand Dollars ($800,000) pursuant to the agreement of Buyer and each Seller, resulting in an aggregate purchase price to be paid by Buyer for all of the Equity Interests of Seventy-Two Million Three Hundred Sixty-One Thousand Eight Hundred Twenty-Four Dollars ($72,361,824) (the “Purchase Price”).

The Purchase Price is subject to prorations as set forth in Section 2.5 and as reflected in the aggregate on the Consolidated Closing Statement and as to each Seller on the Individual Closing Statements prepared and delivered on the date hereof by Stewart Title North Texas in accordance with Section 2.6. Subject to prorations pursuant to Section 2.5, the Purchase Price is being paid by Buyer, allocated among Sellers as set forth on Exhibit C hereto, as follows:

(x) Ten Million Five Hundred Thousand Dollars ($10,500,000) of the Purchase Price is being paid by Buyer by deposit with Amegy Bank National Association, as escrow agent (the “Escrow Agent”), seven hundred thousand units (700,000) of limited partnership interest in Buyer (the “Buyer Securities”) having an agreed imputed value for purposes of calculating the allocable portion of the

Purchase Price of Ten Million Five Hundred Thousand Dollars ($10,500,000) redeemable based on the terms set forth in the Amended and Restated Agreement of Limited Partnership of Buyer. The Buyer Securities shall be governed by the terms and conditions of the Constituent Documents of Buyer. The Buyer Securities and any distributions in respect thereto shall be held by the Escrow Agent in accordance with an Escrow Agreement (the “Escrow Agreement”);

(y) the amount set forth on Schedule 2.2(y) is being retained by Buyer out of the cash portion of the Purchase Price for application to Seller Tenant Improvements and Renovations as contemplated by Section 5.7(f) (the “Buyer Holdbacks”); and

(z) the balance of the Purchase Price is being paid in full by Buyer to each Seller (allocated among Sellers as provided in Exhibit C) in immediately available funds by wire transfer to bank account(s) designated in writing by Sellers’ Representative.

2.3 The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Waller Lansden Dortch & Davis, LLP in Nashville, Tennessee by the exchange of originally executed documents and/or executed documents via facsimile, overnight courier or electronically on December 31, 2007. The date on which the Closing takes place is referred to herein as the “Closing Date.” The Closing shall be deemed to occur at 11:59 p.m., Eastern Time, on the Closing Date or at such other time as shall be mutually agreed upon in writing by Buyer and the Sellers’ Representative on behalf of each Seller (the “Effective Time”).

2.4 Actions of Buyer and Sellers at the Closing.

(a) At the Closing, the following documents shall be executed and delivered:

(i) Certificates of an appropriate officer certifying (and attaching, as applicable, copies of) (A) the state-certified Certificate of Limited Partnership, Articles of Organization, Certificate of Formation or Certificate of Incorporation, as applicable, of Buyer, Buyer GP, the REIT, each Company, each Entity Seller, each Managing Owner and CHI, dated not more than thirty (30) days prior to Closing, (B) the limited partnership agreement, limited liability company operating agreement or bylaws, as applicable, of such entities prior to the Effective Time, (C) the resolutions duly adopted by or on behalf of each entity, authorizing and approving the performance by such entity of the transactions contemplated hereby and the execution and delivery by such entity of the Transaction Documents (as herein defined), and (D) the incumbency of the officers (or other duly authorized representatives) of such entities executing this Agreement or any other of the Transaction Documents, making certifications for Closing or executing agreements or instruments contemplated hereby dated as of the Closing Date;

(ii) Certificates of existence and/or good standing for Buyer, Buyer GP, the REIT, CHI, each Company, each Entity Seller and each Managing Owner, for the jurisdictions in which they are organized and qualified to do business;

(iii) The Escrow Agreement duly executed by Buyer, the Escrow Agent, each Managing Owner and each Seller;

(iv) An amended and restated partnership/limited liability company operating agreement for each of the Companies duly adopted, approved and executed by Buyer and the Managing Owner and Seller of each such Company;

(v) An assignment for each of the Equity Interest duly executed by Seller of such Equity Interest assigning such Seller’s Equity Interest to Buyer;

(vi) A duly executed Amendment to Management and Leasing Agreement by and between each Company and Cambridge Healthcare Management, Inc., amending the existing Management and Leasing Agreement for each Company on terms satisfactory to Buyer;

(vii) The Letter of Credit;

(viii) The opinion of Brill & Johnson, P.L.L.C., counsel to Sellers, addressed to Buyer;

(ix) An Option Agreement duly signed by the sellers identified therein and Buyer pursuant to which Buyer shall have the option to purchase an eighty-five percent (85%) equity interest in the entities owning healthcare facilities that are currently under development in Rolla, Missouri; Rogers, Arkansas; Boerne, Texas; and Village of Suffern, New York.

(x) A Put Agreement duly signed by Buyer, Buyer GP, the REIT, each Managing Owner and each Seller;

(xi) An Option Agreement by and among CHI, the San Diego Company, the San Diego Seller and Buyer (the “San Diego Option Agreement”);

(xii) A lease between CHI, as tenant, and the Baton Rouge Company, as landlord, with respect to an agreed portion of the unleased space at the Baton Rouge Facility on terms satisfactory to Buyer;

(xiii) Tenant estoppel letters from tenants under Tenant Leases first executed after the closing of the Deutsche Banc Mortgage Capital, L.L.C. lending transaction applicable to each Company. All such estoppels shall be on forms reasonably satisfactory to Buyer, and each Seller shall use good faith and commercially reasonable efforts to obtain all such estoppel letters;

(xiv) The Title Searches for each Facility satisfactory to Buyer;

(xv) Updated surveys for each parcel of Real Property certified to Buyer, the REIT and the Company that owns or leases each parcel of such Real Property and an ALTA survey for each parcel of Real Property, from a surveyor reasonably acceptable to Buyer. Each survey shall be in form satisfactory to Buyer;

(xvi) Consents and estoppels from servicing agents on behalf of the Lender to each Company in the form approved by Buyer;

(xvii) A Ground Lease estoppel certificate addressed to the applicable Ground Lessee from each Ground Lessor and expressly issued for reliance by Buyer in completing the transactions contemplated in this Agreement (including the required consents from the Nassau Bay Ground Lessor) in form and substance satisfactory to Buyer;

(xviii) The Individual Settlement Statements and the Consolidated Settlement Statement;

(xix) An agreement among Buyer and CHI with respect to that certain Office Lease Agreement by and between the Plano Company and CHI in form and substance reasonably satisfactory to Buyer and CHI;

(xx) An agreement with respect to the Southlake Hospital Facility and the Southlake MOB Facility duly executed by Cambridge 114, the Southlake Hospital Company, the Southlake MOB Company and Buyer in form and substance reasonably satisfactory to Buyer;

(xxi) A property questionnaire for each parcel of Real Property completed by the property manager for such parcel to the satisfaction of Buyer;

(xxii) A parking master lease with respect to the Walnut Hill Facility in form and substance reasonably satisfactory to Buyer;

(xxiii) A FIRPTA affidavit from each Seller;

(xxiv) Amended and Restated Articles of Organization for the Baton Rouge Company in form and substance reasonably satisfactory to Buyer;

(xxv) The opinion of Waller Lansden Dortch & Davis, LLP, counsel to Buyer, addressed to the Sellers’ Representative on behalf of each Seller, as to Buyer’s organization and authorization to enter into this Agreement;

(xxvi) The Agreement (Walnut Hill Separation) between Buyer and CHI in connection with the ownership and development of certain parcels expected to be carved out of the Ground Lease with respect to the Walnut Hill Facility pursuant to which Buyer or its designee shall have an option to acquire a twenty percent (20%) equity interest in the entity or entities owning and developing such parcels;

(xxvii) The Amended and Restated Agreement of Limited Partnership of Buyer duly executed by Buyer GP and each Seller; and

(xxviii) Written evidence of approval by Buyer of the 2007 operating budget of each Company.

(b) At the Closing, Buyer will take the following actions:

(i) The cash portion of the Purchase Price (net of the Buyer Holdbacks) shall be paid by Buyer to each Seller (allocated among Sellers as provided in Exhibit C) as provided in Section 2.2(z);

(ii) The Buyer Holdbacks from the cash portion of the Purchase Price shall be retained by Buyer as provided in Section 2.2(y); and

(iii) The Buyer Securities shall be duly and legally issued by Buyer and delivered to the Escrow Agent as provided in Section 2.2(x).

(c) At the Closing and as set forth on the Individual Settlement Statements for each Company, Buyer will contribute to each Company eighty-five percent (85%), and the Managing Owner and Seller that own Interests in such Company will contribute a total of fifteen percent (15%), of an agreed upon amount representing three months’ reserve for working capital of such Company.

2.5 Prorations. The Purchase Price shall be subject to the following credits and adjustments, which shall be reflected in the Individual Settlement Statements and the Consolidated Settlement Statement to be delivered by Stewart Title North Texas in accordance with Section 2.6 and as described below.

(a) Insurance premiums, rents under Ground Leases and Tenant Leases, utilities and all other items of operating income and expense shall be prorated as of the Effective Time. If the actual amount of any such items to be prorated is unknown at the Effective Time, Buyer and each Seller shall agree to an estimate to be used at Closing and within ninety (90) days following the Effective Time the Sellers’ Representative shall prepare and deliver to Buyer a certificate setting forth the actual amounts and the Sellers’ Representative’s proposed reconciliation of the estimated amounts to the actual amounts.

(b) Ad valorem real and tangible personal property taxes for the calendar year in which the Closing occurs shall be prorated as of the Effective Time. If the amount of such taxes for the calendar year in which the Closing occurs has not been determined as of the Effective Time, then the taxes with respect to each Company’s taxable property for the preceding calendar year shall be used to calculate such prorations, with known changes in valuation or millage applied. The prorated taxes shall be an adjustment to the amount of cash due from Buyer at the Closing. The Sellers’ Representative shall prepare and deliver to Buyer a certificate setting for the actual amount of such taxes within thirty (30) days of receipt of the tax bill. If the actual amount of any such taxes varies by more than five percent (5%) from estimates used at the Closing to prorate such taxes, then such Seller and Buyer shall re-prorate such taxes within ten (10) days following request by either party based on the actual amount of the tax bill.

(c) Buyer shall have thirty (30) days after delivery of each certificate from the Sellers’ Representative under this Section 2.5 to notify the Sellers’ Representative in writing of any dispute of any item contained in such certificate. If Buyer fails to notify the Sellers’ Representative of any such dispute within such 30-day period, the subject certificate shall be final. In the event that Buyer shall so notify the Sellers’ Representative of any dispute, Buyer, the Sellers’ Representative and their respective accountants shall cooperate in good faith to resolve such dispute as promptly as possible. If, after the Closing, any of the assets owned by any Company are reassessed or revalued by any taxing authority or other Governmental Authority, any increase in Taxes as a result thereof shall be the responsibility of the applicable Company.

(d) Each Seller and each Managing Owner shall be charged for and credited with one hundred percent (100%) of all prorated items up to and including the Effective Time. After the Effective Time, (i) each Seller and Managing Owner shall be charged for and credited with an aggregate of fifteen percent (15%) of all prorated items, and (ii) Buyer shall be charged for and credited with eighty-five percent (85%) of all prorated items. Any payments to or from a Seller hereunder shall be paid by or to such Seller in proportion to such Seller’s percentage ownership of the Interests immediately prior to the Closing, as set forth on Exhibit A-1.

(e) Each Company, to the extent possible, has paid all of its operating expenses arising prior to the Effective Time; provided, however, the parties acknowledge that not all such operating expenses will be invoiced or due as of the Effective Time. All such operating expenses for the period before the Effective Time which are first invoiced or become due after the Effective Time shall be the sole financial responsibility of Seller that owns an Interest in the Company with respect to which such operating expenses were incurred, and such operating expenses that relate to the period after the Effective Time shall be the sole financial responsibility of the Company with respect to which such operating expenses were incurred. Each Seller and Managing Owner agrees that real and personal property taxes for calendar year 2007 for each Facility will be paid on or before their due dates, and will be the sole financial responsibility of Seller and the Managing Owner that owns an Interest in the Company for which such respective taxes are assessed if not paid from lender reserves. It is anticipated that all real property taxes for calendar year 2007 will be paid from lender reserves on or before their respective due dates. If any such reserves are insufficient to pay such taxes, Seller for each respective Facility shall be responsible for the deficiency (or for any directly resulting increase in periodic lender tax escrow amounts)

2.6 Settlement Statements. At the Closing, a representative of Stewart Title North Texas shall provide closing services for Buyer and each Seller as determined by Buyer and each Seller, including, without limitation, preparation and delivery of a separate settlement statement for the purchase of each Seller’s Equity Interest (the “Individual Settlement Statements”), reflecting the allocated Purchase Price for such Seller’s Equity Interest, as well as all prorations, credits, and debits thereto, and an aggregate settlement statement reflecting the combined totals of each of the Individual Settlement Statements (the “Consolidated Settlement Statement”). The costs of the preparation of the Consolidated and Individual Settlement Statements shall be shared equally by Buyer and Sellers.

2.7 Further Acts and Assurances. At the request of Buyer or any Seller, the other Person shall execute such additional instruments and take such additional actions as the requesting Person may deem necessary to effectuate this Agreement and consummate the transactions contemplated herein. Each Seller shall, at any time and from time to time at and after the Closing, upon the request of Buyer, take any and all steps reasonably necessary and within such Seller’s control to place Buyer in possession of such Seller’s Equity Interest(s) purchased, sold and conveyed hereunder and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to transfer and confirm more effectively to Buyer, or to reduce to Buyer’s possession, any such Equity Interest(s).

2.8 Certain Assets of Each Company. Notwithstanding anything contained herein to the contrary, the parties hereby acknowledge and agree that Buyer’s purchase of the Equity Interest in each Company does not include any interest in:

(a) the DB Holdback Reserves and the Preclosing Cash of each Company, and such funds are the sole property of Seller that owns an interest in such Company;

(b) past due rents from former tenants of the Facilities and past due rents from current tenants which are more than thirty (30) days delinquent, provided that all costs of collection and the resources used to collect such past due rents shall be borne or supplied by CHI and not by the Companies;

(c) “Cambridge” as used as a tradename and any intellectual property rights associated therewith, including its logo, to the extent owned by CHI or one of its Affiliates, the ownership and use of which shall be expressly reserved to CHI and its Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS AND MANAGING OWNERS

The following Persons, only as provided below, hereby represent and warrant to Buyer, as of the Closing Date, as follows in this Article III:

(a) each Entity Seller solely with respect to itself, the Interest in each Company owned by such Entity Seller and the Company in which such Entity Seller owns an Interest and its business;

(b) each Managing Owner solely with respect to:

(i) itself,

(ii) Seller that owns an Interest in the Company in which such Managing Owner owns an Interest,

(iii) the Interest in each Company owned by such Seller or Managing Owner, and

(iv) the Company in which such Seller or Managing Owner owns an Interest and its business;

(c) only with respect to Sections 3.1, 3.2, 3.3, and 3.4, Saada solely with respect to himself, the Interest in each Company owned by Saada and each Company in which Saada owns an Interest and its business; and

(d) only with respect to Section 3.3(b), CHI solely with respect to itself.

3.1 Company and Seller Status.

(a) Exhibit A-1 attached hereto correctly and completely sets forth each Company’s (i) exact name, as currently reflected by the records of such Company’s state of formation, and (ii) state of formation. Each Company (A) is duly organized, validly existing, and in good standing under the Laws of the state of its formation, (B) has all requisite power and authority to carry on its business as now and heretofore conducted and to own, operate and lease its properties, and (C) is duly qualified or licensed to transact business in and is in good standing as a foreign limited partnership or limited liability company, as applicable, in all jurisdictions where such Company is required to be qualified or licensed to do business as a foreign limited partnership or limited liability company, as applicable, except for those jurisdictions where the failure to so qualify will not have and could not reasonably be expected to have a Material Adverse Effect. Each Company has delivered to Buyer copies of such Company’s Constituent Documents, as currently in effect.

(b) Exhibit A-1 attached hereto correctly and completely sets forth each Entity Seller’s (i) exact name, as currently reflected by the records of such Entity Seller’s state of formation, and (ii) state of formation. Each Entity Seller (A) is duly organized, validly existing, and in good standing under the Laws of the state of its formation, (B) has all requisite power and authority to carry on its business as now being conducted and to own, operate and lease its properties, and (C) is duly qualified or licensed to transact business in and is in good standing as a foreign corporation, limited partnership or limited liability company, as applicable, in all jurisdictions where such Entity Seller is required to be qualified or licensed to do business as a foreign corporation, limited partnership or limited liability company, as applicable, except for those jurisdictions where the failure to so qualify will not have and could not reasonably be expected to have a Material Adverse Effect. Each Entity Seller has delivered to Buyer copies of such Entity Seller’s Constituent Documents, as currently in effect.

(c) Saada is a resident of the State of Texas.

3.2 Capitalization; Subsidiaries.

(a) Each Seller owns the percentage of the Interests of the Company listed next to such Seller’s name on Exhibit A-1 under the heading “Seller’s Total Ownership Interest in Company Before Closing.” Each Managing Owner owns the percentage of issued and outstanding Interests of such Company listed next to such Managing Owner’s name on Exhibit A-1 under the heading “Managing Owner’s Total Ownership Interest in Company Before and After Closing”. Each Seller’s Equity Interest(s) constitute an eighty-five percent (85%) Interest in such Company. All Interests, including the Equity Interests, are validly issued, fully paid and nonassessable. Each Seller is the record and beneficial owner and holder of the Equity Interest(s) set forth opposite such Seller’s name on Exhibit A-1 hereto under the heading “Equity Interests”, free and clear of all Liens, except for the transfer restrictions described on Schedule 3.2. Other than this Agreement and the Constituent Documents of such Company, there is no Contract between each Seller and any other Person with respect to the disposition of the Equity Interests or otherwise relating to the Equity Interests. None of the outstanding securities of each Company was issued in violation of the Securities Act or any other Law. Other than (i) each Seller’s Interest in the Company in which such Seller owns an Interest, (ii) Saada’s and Cambridge-Collin, Inc.’s ownership in each Seller, as applicable, (iii) each Managing Owner’s Interest in the Company in which such Managing Owner owns an Interest, (iv) Saada’s or CHI’s ownership in each Managing Owner, and (v) Saada’s ownership in CHI, no other Person owns, directly or indirectly, beneficially or equitably, any ownership interest or other equity interest in each Company, nor does any Person own or hold any right of first refusal or other rights with respect thereto.

(b) Saada owns one hundred percent (100%) of the issued and outstanding equity interests in each Entity Seller other than the Plano Seller. Saada owns a ninety-nine percent (99%) limited partnership interest and Cambridge-Collin, Inc. owns a one percent (1%) general partnership interest in the Plano Seller, and CHI owns one hundred (100%) percent of the issued and outstanding equity securities of Cambridge-Collin, Inc. Other than Saada’s ownership in each Entity Seller, CHI’s ownership in Cambridge-Collin, Inc. and Cambridge-Collin, Inc.’s ownership in the Plano Seller, no other Person owns, directly or indirectly, beneficially or equitably, any ownership interest or other equity interest in each Entity Seller, nor does any Person own or hold any right of first refusal or other rights with respect thereto.

(c) Saada owns one hundred percent (100%) of the issued and outstanding equity interests in CHI, and CHI owns one hundred percent (100%) of the issued and outstanding equity interests in each Managing Owner other than Cambridge Nassau Bay GP LLC, and CHMP Manager, LLC. Saada owns one hundred percent (100%) of the issued and outstanding equity interests in Cambridge Nassau Bay GP LLC and CHMP Manager, LLC. Other than Saada’s and CHI’s respective ownership interests in each Managing Owner, as applicable, and Saada’s ownership in CHI, no other Person owns, directly or indirectly, beneficially or equitably, any ownership interest or other equity interest in each Managing Owner, nor does any Person own or hold any right of first refusal or other rights with respect thereto.

(d) With respect to each Company, (i) no Person has any preemptive right to purchase any ownership interest or other securities, (ii) there are no outstanding securities or other instruments which are convertible into or exchangeable for any ownership interest in such Company, (iii) other than the Interests of Seller and the Managing Owner that own Interests in the Company, there are no outstanding securities or other instruments giving the owner or holder thereof the right to vote on any matters on which such Company’s owners may vote or receive or hold any financial interest, (iv) except for the transfer restrictions described on Schedule 3.2, there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of any ownership interest or other securities or instruments, and (v) there is no existing option, warrant, right, call or commitment of any character granted or issued by such Company governing the issuance of ownership interests of such Company.

(e) Each Company does not own, of record or beneficially, any ownership interest or other securities of any other Person; does not own, directly or indirectly, any interest in a business, in a business trust, joint stock company or other business organization or association; nor is such Company a party to any partnership or joint venture agreement.

(f) The books of account, minute books, stock record books and other Books and Records of each Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The records of each Company contain accurate and complete records of all meetings held of, and partnership or limited liability company action, as applicable, taken by, the limited partners, general partner, members or managing member, as applicable, of such Company, and no meeting of any such limited partners, general partner, members or managing member has been held for which minutes have not been prepared and are not contained in such records. At the Closing, each Company’s Books and Records will be in the possession of such Company.

(g) None of the Equity Interests is in certificated form.

3.3 Authorization; Binding Effect.

(a) Each Seller has full power and authority to execute and deliver the Transaction Documents to which each is a party and to perform its obligations hereunder and thereunder. The Transaction Documents to which each Entity Seller is a party and each Entity Seller’s performance and consummation of the transactions contemplated therein have been approved and authorized by all requisite action of such Entity Seller, and no other Proceedings on the part of such Entity Seller are necessary therefor. This Agreement and all of the Transaction Documents to which each Seller is a party have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by Buyer, this Agreement and each Transaction Document to which such Seller is a party is the valid and legally binding obligation of such Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and limitations on enforcement of equitable remedies.

(b) CHI and each Managing Owner have full power and authority to execute and deliver the Transaction Documents to which each is a party and to perform their respective obligations hereunder and thereunder. The Transaction Documents to which CHI and each Managing Owner are a party and CHI’s and each Managing Owner’s performance and consummation of the transactions contemplated therein have been approved and authorized by all requisite action of CHI and such Managing Owner, as applicable, and no other legal proceedings on the part of CHI or such Managing Owner are necessary therefor. This Agreement and all of the Transaction Documents to which CHI and each Managing Owner are a party have been duly executed and delivered by CHI and such Managing Owner and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by Buyer, this Agreement and each Transaction Document to which CHI and each Managing Owner are a party is the valid and legally binding obligation of CHI and such Managing Owner, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and limitations on enforcement of equitable remedies.

3.4 No Conflict. Each Seller’s execution, delivery and performance of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated thereby and compliance with any of the provisions thereof will not (a) violate any Law to which such Seller, the Company in which such Seller owns an Interest, or such Company’s assets are subject (provided that no Seller makes any representation or warranty as to compliance with any federal or state laws that are applicable to real estate investment trusts or to the sale and the issuance of Buyer’s Securities), (b) conflict with or result in a breach of any provision of the Constituent Documents of such Company or such Entity Seller, (c) except as set forth on Schedule 3.4, require any Seller, Company or Managing Owner to obtain the consent, approval or authorization of, or give any notice to, or file any declaration, filing or registration with, any Governmental Authority that is required by Law or the regulations of any Governmental Authority, (d) violate any Order to which such Seller, the Company in which such Seller owns an Interest, or such Company’s assets are subject, (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Company in which such Seller owns an Interest or that otherwise relates to the business of, or any of the assets owned or used by, such Company, (f) except for change of control provisions for which each Seller has obtained the required third party consents, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the respective assets of such Seller or the Company in which such Seller owns an Interest, or result in being declared void, voidable, without further binding effect, or subject to amendment or modification any of the terms, conditions or provisions of, any Contract, Ground Lease, Tenant Lease, or License to which such Seller or the Company in which such Seller owns an Interest, or any of their respective assets may be bound or affected or (g) cause Buyer or such Company to become subject to, or to become liable for the payment of, any Tax.

3.5 Financial Statements.

(a) Schedule 3.5 includes copies of the following financial statements (collectively, the “Financial Statements”):

(i) audited income statements for the fiscal year ended December 31, 2006 of each of: the Walnut Hill Company; the Plano Company; and the other Companies on a combined basis, together with the reports thereon of the Public Accountants (the “Audited Financial Statements”); and

(ii) the reviewed income statements for the nine-month period ended on the Balance Sheet Date of each of the Walnut Hill Company; the Plano Company; and the other Companies on a combined basis (collectively, the “Reviewed Financial Statements”).

(b) The Audited Financial Statements are true, complete and accurate in all respects and fairly present the financial condition and results of operations of each Company at the respective dates thereof and for the periods referred to therein; the Audited Financial Statements of such Company have been prepared on an accrual basis in accordance with GAAP, applied on a consistent basis throughout the periods indicated; and the Audited Financial Statements of such Company have been prepared from and are in accordance with the Books and Records of such Company.

(c) The Reviewed Financial Statements fairly present the financial condition and results of operations of each Company at the respective dates thereof and for the periods referred to therein, subject to normal year-end audit adjustments (the effect of which will not, individually or in the aggregate, be material); the Reviewed Financial Statements of such Company have been prepared on an accrual basis in accordance with GAAP, applied on a consistent basis throughout the periods indicated, subject to normal year end audit adjustments and the absence of notes (the effect of which will not, individually or in the aggregate, be material); and the Reviewed Financial Statements of such Company have been prepared from and are in accordance with the Books and Records of such Company.

3.6 Undisclosed Liabilities.

(a) as of the Balance Sheet Date, each Company has no liabilities, debts or obligations of any nature, whether accrued, absolute, fixed, contingent, liquidated, unliquidated, or otherwise and whether or not due (collectively, “Obligations”), that were not reflected or reserved against on the Financial Statements of such Company;

(b) since the Balance Sheet Date, except as set forth on Schedule 3.6(b), each Company has not incurred any Obligations other than current liabilities incurred in the ordinary course of business and consistent with past practice; and

(c) as of the Closing Date, each Company will have no Obligations, other than those reflected or reserved against on the Financial Statements of such Company or current liabilities incurred in the ordinary course of business and consistent with past practice, that would have or that reasonably could be expected to have a Material Adverse Effect.

3.7 Absence of Certain Changes. To Sellers’ Knowledge, except as set forth on Schedule 3.7, since the Balance Sheet Date, each Company has conducted its business only in the ordinary course of business and in compliance with Law, except where the failure to so comply will not have and could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, such Company has not:

(a) (i) authorized or issued any ownership interest or other equity interests; (ii) granted any options or rights to purchase ownership interests or other equity interests; (iii) issued any security convertible into such ownership interest or other equity interests; (iv) granted any registration rights; (v) except for purchases of partnership interests in the Plano Company by Saada and in the Southlake Hospital Company by the Southlake Hospital Seller in March 2007, purchased, redeemed, retired or otherwise acquired any ownership interest or other equity interests; or (vi) or, except in the ordinary course of business and consistent with past practice, declared or paid any dividend or other distribution or payment in respect of any ownership interests or other equity interests;

(b) entered into any new line of business or, amended, renewed or terminated any of its Ground Leases, Tenant Leases or Contracts, except as set forth on Schedule 3.7(b) or except for any such amendment, renewal or termination that will not have and could not reasonably be expected to have a Material Adverse Effect, or entered into any new Contracts, except for any new Contracts that will not have and could not reasonably be expected to have a Material Adverse Effect, incurred or agreed to incur any liability or increased such Company’s capital lease obligations or canceled or waived any rights, contractual or otherwise, in each case other than in the ordinary course of business and consistent with past practice;

(c) acquired or agreed to acquire, by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;

(d) acquired (whether by purchase or lease) or sold, assigned, leased or otherwise transferred or disposed of or agreed to acquire (whether by purchase or lease) or to sell, assign, lease or otherwise transfer or dispose of any property, plant, equipment or other assets (including capital assets and investments in or loans to another Person), except in the ordinary course of business and consistent with past practice, or except in the ordinary course of business and consistent with past practice, otherwise made capital expenditures or incurred costs in respect of construction-in-progress, except as set forth on Schedule 3.7(d);

(e) created, assumed or permitted to exist any new Lien (other than Permitted Encumbrances) upon any of the assets of such Company, or otherwise incurred any indebtedness for borrowed money, or assumed, guaranteed, or otherwise as an accommodation become responsible for the obligations of any other Person, other than Tenant Leases in the ordinary course of business as reflected on the Rent Roll, true and correct copies of such Tenant Leases have been furnished to Buyer for review;

(f) commenced or settled any Proceeding or other litigation, action or claim other than a collection proceeding or claim that will not have and could not reasonably be expected to have a Material Adverse Effect;

(g) (i) changed its methods of accounting, except as required by changes in GAAP or regulatory accounting principles: (ii) experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves; (iii) except in the ordinary course of business consistent with past practice, written off as uncollectible any Accounts Receivable (or any portion thereof) or experienced any customer deductions from Accounts Receivable, except for such deductions that will not have and could not reasonably be expected to have a Material Adverse Effect; or (iv) except as set forth on Schedule 3.7(g), settled, compromised, accelerated or otherwise dealt with Accounts Receivable in any manner that would cause cash collections on such Accounts Receivable to depart from historical levels or cycles, except in the ordinary course of business and consistent with past practice;

(h) made or changed any election with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to such Company, surrendered any right to claim for refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to such Company or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(i) paid any amount to any Governmental Authority or any other third party for any claim, obligation, liability, loss, damages or expenses, of whatever kind or nature, incurred or imposed or based upon any provision of Law pertaining to environmental protection;

(j) taken any action or entered into any Contract that could reasonably be expected to jeopardize or materially delay the receipt of any License or regulatory approval that may be required for consummation of the transactions herein contemplated;

(k) except as set forth on Schedule 3.7(k), experienced any damage, destruction or loss (whether or not covered by insurance) to any asset or aggregate amount of assets of such Company material in value to such Company’s business or prospects; or

(l) experienced any Material Adverse Effect or any fact or condition likely to have or which could reasonably be expected to have a Material Adverse Effect.

3.8 Title to Property; Sufficiency of Assets. Each Company owns and holds good (and, in the case of Real Property, insurable and indefeasible fee simple or leasehold estates) title to all of the assets (real, personal or mixed, whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in such Company’s Interim Balance Sheet (except for assets held under capital leases, Personal Property sold, cash disposed of, Accounts Receivable collected, prepaid expenses realized, and Contracts fully performed, in each case since the Balance Sheet Date in the ordinary course of business) and all properties and assets purchased or otherwise acquired by such Company since the Balance Sheet Date. Such assets and properties of each Company are free and clear of all Liens except for Permitted Encumbrances. To Sellers’ Knowledge, the tangible assets and properties of each Company are in good operating condition and repair (subject to normal wear and tear) and consist of all the assets and properties necessary to operate and are adequate for the purposes of operating such Company’s business in the manner in which it has been heretofore operated. To Sellers’ Knowledge, there are no facts or conditions affecting such assets and properties which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation of such assets and properties as currently used, occupied or operated, or their adequacy for such use.

3.9 Real and Personal Property.

(a) Schedule 3.9(a) includes a listing and description of the Real Property of each Company, which Real Property comprises all of the real property owned or leased by such Company. Each Company owns good, record and insurable and indefeasible fee or leasehold title and any related permanent easement right to the Real Property, as set forth on Schedule 3.9(a), free and clear of all Liens other than Permitted Encumbrances. Except as disclosed on Schedule 3.9(a), neither each Seller nor the Company in which such Seller owns an Interest has violated any applicable Law, except where such violation will not have and could not reasonably be expected to have a Material Adverse Effect, and there is no condemnation, assessment or any similar action, relating to any part of the Real Property or the operation thereof. All of the Real Property owned or leased by each Company and all of the buildings, improvements and fixtures thereon are structurally sound with no material defects, are in good operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put. All necessary utilities are available to such Company’s Real Property and are adequate to operate such Real Property in the manner in which it is currently operating. Except as disclosed in Schedule 3.9(a) and except for tenants’ leasehold rights pursuant to Tenant Leases, there are no parties in possession of, or claiming any possession, adverse or not, to any portion of such Company’s Real Property as lessees, tenants at sufferance, trespassers or otherwise. There have not been any changes in the title to the Real Property which such Company owns or leases since the date of the Title Policy other than those reflected in the Title Searches.

(b) Schedule 3.9(b) includes a complete and accurate list of each item of Personal Property of each Company having a net book value greater than Five Thousand Dollars ($5,000). Each Company’s Personal Property is in good operating condition and repair (subject to normal wear and tear). Except as disclosed on Schedule 3.9(b), since the Balance Sheet Date, each Company has not sold or otherwise disposed of any material item or items of Personal Property. As of the Closing, all Personal Property that is owned by each Company will be free and clear of any Lien other than Permitted Encumbrances. No Person other than the Company that owns or leases the Real Property owns any Personal Property situated on such Real Property, except for (i) items leased or licensed by such Company or improvements to items leased or licensed by such Company pursuant to leases or licenses identified on Schedule 3.10, (ii) personal property of such Company’s visitors or lessees, and (iii) personal property of the manager under the Management and Leasing Agreement to which such Company is a party.

3.10 Contracts. Schedule 3.10 includes a complete and accurate list of each Contract to which each Company is a party or by which the assets of such Company are bound which has an annual financial obligation by any party to such Contract in excess of Fifteen Thousand Dollars ($15,000). Each Company has delivered or otherwise made available to Buyer true and complete copies of each Contract to which such Company is a party or by which the assets of such Company are bound which has an annual financial obligation by any party to such Contract in excess of Fifteen Thousand Dollars ($15,000). In addition to the foregoing:

(a) The Contracts of each Company are in full force and effect and constitute valid and legally binding obligations of such Company and, to Sellers’ Knowledge, the other party thereto, and are enforceable in accordance with their terms.

(b) Each Contract of such Company constitutes the entire agreement by and between the respective parties thereto with respect to the matters covered thereby.

(c) Each Company is and, to Sellers’ Knowledge, each other party thereto is, in compliance with the material terms of each Contract, and no condition exists or event has occurred (or failed to occur) which, alone or with the giving of notice, the lapse of time or both would constitute a default by such Company (and/or acceleration of any indebtedness, with respect to any Contract of such Company that relates to debt of such Company) or a claim of non-performance by such Company under any of such Contracts which default or claim will not have and could not reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 3.10(d), each Company has not given or received any correspondence or other notice (whether written or oral) with respect to any actual, alleged or potential violation, repudiation, breach or default under or any demand for renegotiation or termination with respect to any Contract to which such Company is a party.

(e) Other than as set forth on Schedule 3.10(e), no Contract to which each Company is a party contains any non-competition agreement, take-or-pay arrangement or other term that requires such Company to deal exclusively with a particular party with respect to particular goods or services or that restricts or prohibits such Company from engaging in any lawful business activities.

(f) With respect to the Tenant Leases to which each Company is a party, and except as set forth on Schedule 3.10(f), on such Company’s Rent Roll, or in estoppel certificates from the lessees under the Tenant Leases, (i) no lessee of such Company in which such Seller owns an Interest, regardless of whether or not a party to such Tenant Lease has, since the Balance Sheet Date: (a) canceled or otherwise terminated or assigned or indicated an intent to cancel or otherwise terminate or assign its relationship with such Company, or (b) except as set forth on Schedule 3.10(f), not renewed or given written notice of an intent to not renew its relationship with such Company upon expiration of the applicable Tenant Lease; (ii) (a) no security deposit or portion thereof deposited with respect to such Tenant Lease has been applied in respect of a breach or default under such Tenant Lease that has not been redeposited in full; (b) except as set forth on Schedule 3.10(f), such Company does not now or in the future owe any earned brokerage commissions or finder’s fees with respect to such Tenant Lease; (c) except for any Tenant Lease identified as a lease with an Affiliate on Schedule 3.26, the other party to such Tenant Lease is not an Affiliate of, and otherwise does not have any economic interest in, such Company; (d) to Sellers’ Knowledge, the other party to such Tenant Lease has not subleased, licensed or otherwise granted any Person the right to use or occupy the premises demised thereunder or any portion thereof; (e) to Sellers’ Knowledge, the other party to such Tenant Lease has not collaterally assigned or granted any Lien in such Tenant Lease; (f) to Sellers’ Knowledge, there are no Liens on the estate or interest created by such Tenant Lease other than in favor of the landlord under such Tenant Lease and in connection with the other party’s financing of improvements, equipment, or other personal property located in the demised premises; (g) except as set forth on Schedule 3.10(f), all tenant improvements to be made by such Company have been completed and paid for in full, and there are no remaining tenant improvement obligations of such Company pursuant to such Tenant Lease; and (h) except as set forth on Schedule 3.10(f), all leasing commissions and any similar third-party payments due and payable by such

Company with respect to such Company’s Tenant Leases have been paid in full, and no remaining leasing fees or commissions with respect thereto are payable.

3.11 Intellectual Property; Computer Software. To Sellers’ Knowledge, Schedule 3.11 lists all Intellectual Property used by each Company. To Sellers’ Knowledge, each Company has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or other claims, licenses or Liens, (A) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names and service marks now used by such Company in the conduct of the business of such Company and (B) all computer software, programs and similar systems owned by or licensed or used in the conduct of such Company’s business. Such Company is not in conflict or in violation or infringement of, nor has such Company received any notice of, any claim or assertion thereof by any other Person with respect to any Intellectual Property or any computer software, programs or similar systems. To Sellers’ Knowledge, no other Person (including current and former employees of such Company) is in conflict with or in violation or infringement of any such items of intellectual property or computer software, programs or similar systems used by such Company. All such intellectual property assets and computer software are valid and subsisting, except for any failures to so own, be licensed or possess or to be valid and subsisting, as the case may be, that, individually or in the aggregate, will not have or could not reasonably be expected to have a Material Adverse Effect.

3.12 Accounts Receivable. All Accounts Receivable of each Company are reflected properly on such Company’s Books and Records, are valid receivables subject to no setoffs or counterclaims (except for setoffs or counterclaims that will not have and could not reasonably be expected to have a Material Adverse Effect), are current and collectible and such Company will use commercially reasonable efforts to collect such Accounts Receivable in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Financial Statements of such Company, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company.

3.13 Insurance. Schedule 3.13 contains a complete and accurate list of all policies of insurance (or self-insurance arrangements) carried by each Company and CHI related to such Company, reflecting the policies’ numbers, dates through which coverage shall continue by virtue of premiums already paid, identity of insurers, amounts and type of coverage, whether each such policy is a “claims made” or an “occurrences” policy and any provision for reimbursement to the insurer or retrospective premium adjustments. Such policies are in full force and effect with no premium arrearages. Such policies are sufficient for compliance with all legal requirements, Contracts, Ground Leases and Tenant Leases to which each Company is a party or by which it is bound and will continue in full force and effect following the consummation of the transactions contemplated herein. Such policies either (i) contain no change of control provisions applicable to the transactions contemplated by the Transaction Documents, or (ii) such provisions have been waived in writing by the insurer with respect to the transactions contemplated by the Transaction Documents. Each Company has given in a timely manner to its insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by such insurer’s insurance, and no insurer has denied coverage of, or reserved its rights in respect of, any claim which remains open, or rejected any claim which remains open. Such Company has not received notice or communication from any such insurance company canceling or materially amending any of such policies and, to Sellers’ Knowledge, no such cancellation or amendment is threatened.

3.14 Regulatory Compliance; Approvals.

(a) Each Company has all Licenses that are required by Law to carry on the business of such Company currently being conducted. Each of such Licenses is in good standing and not subject to meritorious challenge, and no Proceeding or investigation is pending or, to Sellers’ Knowledge, threatened by any person to revoke, limit or deny the renewal of any such License. Such Company has obtained all Licenses required of such Company to consummate the transactions contemplated hereby, and has provided any such information and communications to the Governmental Authorities issuing such Licenses as they have requested in connection with the foregoing. To Sellers’ Knowledge, there is no reason why any of such Licenses may be cancelled, suspended, limited or revoked.

(b) Each Company is, and all times has been, in compliance with all applicable Laws, except where the failure to so comply will not have and could not reasonably be expected to have a Material Adverse Effect. Each Company has timely filed all reports, data and other information required by applicable Law to be filed with any Governmental Authority. Each Company has received no notice or other communication from any Governmental Authority regarding any actual, alleged, or potential violation by such Company of, or failure to comply with, any such Law. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) constitutes or may result in a material violation by each Company of, or a failure on the part of each Company to comply in any material respect with, any applicable Law, or (ii) may give rise to any obligation on the part of each Company to undertake, or to bear all or any portion of the costs of, any remedial action of any nature.

3.15 Legal Proceedings; Orders.

(a) Except as set forth on Schedule 3.15(a), there is no Proceeding pending, or to Sellers’ Knowledge, threatened by or against, affecting or that otherwise relates to each Company, or Seller or the Managing Owner that owns an Interest in such Company or that challenges, or that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by the Transaction Documents, or that is made or threatened by any Person asserting that such Person (i) is the holder or beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Equity Interests or other ownership or equity interests in such Company, or (ii) is entitled to all or any portion of the Purchase Price payable for any Equity Interests. No Proceeding set forth on Schedule 3.15(a) will have or could reasonably be expected to have a Material Adverse Effect; to Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any Proceedings; and there have been delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.15(a) together with a status report regarding each such Proceeding.

(b) Except as set forth on Schedule 3.15(b) with respect to each Company, there is no Order against such Company or the Managing Owner or Seller that owns an Interest in such Company. No Order set forth on Schedule 3.15(b) will have or could reasonably be expected to have a Material Adverse Effect. Neither any officer, director or agent of each Company nor the Managing Owner of such Company is subject to any Order that prohibits such officer, director or agent from engaging in or continuing any conduct, activity or practice relating to such Company. Except as set forth in Schedule 3.15(b), (i) each Company or the Managing Owner or Seller that owns an Interest in such Company has been in full compliance with all of the terms and requirements of each Order listed in Schedule 3.15(b), except where the failure to so comply will not have and could not reasonably be expected to have a Material Adverse Effect; (ii) no event has occurred and, to Sellers’ Knowledge, no circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order listed in Schedule 3.15(b); and (iii) neither each Company nor the Managing Owner of such Company has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Order listed in Schedule 3.15(b).

3.16 Employees and Employee Benefits. Each Company has no employees, and has not at any time, hired or employed any employees. Each Company or any of its ERISA Affiliates has not been liable at any time for contributions to (i) a plan that is subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (ii) a multiemployer plan, as defined in Section 4001(a)(3) of ERISA or (iii) a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA. There are no Benefit Plans that are, or at any time were, sponsored, maintained or contributed to by each Company.

3.17 Taxes.

(a) Each Company has filed, on a timely basis, all Tax Returns that it was required to file. All such Tax Returns filed by each Company are true, correct and complete. All Taxes due and owing by each Company (whether or not shown on any Tax Return) have been timely paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of each Company. The unpaid Taxes of each Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability set forth on the Financial Statements of such Company and (ii) will not exceed such reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of such Company in filing its Tax Returns.

(b) There is no dispute or claim concerning any Tax liability of each Company either (i) claimed or raised by any Governmental Authority in writing or (ii) to Sellers’ Knowledge. No claim has been made by any Governmental Authority in a jurisdiction where each Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. Each Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Schedule 3.17(b), each Company is not liable for the Taxes of any Person other than such Company (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. Each Company has not entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b). No federal income Tax Return that was filed by such Company contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code.

(c) Each Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and the Internal Revenue Service has not proposed any such adjustment or a change in any accounting method used by such Company; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(d) Each Company has withheld or collected and paid over to the appropriate Governmental Authorities (or is properly holding for such payment) all Taxes required by law to be withheld or collected by such Company with respect to its operations, including withholdings on payments to such Company for sales and use taxes or payments by such Company to employees or independent contractors on account of federal, state, and foreign income taxes, the Federal Insurance Contribution Act, and the Federal Unemployment Tax Act.

(e) Each Company has not distributed stock of another Person, or had its ownership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code. Each Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal or state income tax purposes.

(f) Each Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of such Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

3.18 Environmental Matters. Except as set forth in Schedule 3.18:

(a) Each Company (including its Real Property and its Facilities) is and at all times has been operated in compliance with applicable Environmental Laws except where the failure to so comply will not have and could not reasonably be expected to have a Material Adverse Effect. Such compliance includes but is not limited to the possession by such Company of all Licenses required under applicable Environmental Laws for the operations and activities of such Company as such operations and activities are conducted on the date of this Agreement, and compliance with the terms and conditions thereof.

(b) Each Company has not treated, stored, managed, disposed of, transported, handled, released, or used any Materials of Environmental Concern except in the ordinary course of its business and in compliance with all applicable Environmental Laws, except where the failure to so comply will not have and could not reasonably be expected to have a Material Adverse Effect, and to Sellers’ Knowledge, no third party has treated, stored, managed, disposed of, transported, handled, released or used any Materials of Environmental Concern on such Company’s Real Property or Facility(ies) except in the ordinary course of such third party’s business and in compliance with all applicable Environmental Laws, except where the failure to so comply will not have and could not reasonably be expected to have a Material Adverse Effect.

(c) There are no Environmental Claims pending or, to Sellers’ Knowledge threatened against each Company, and to Sellers’ Knowledge, no circumstances exist which could reasonably be expected to lead to the assertion of an Environmental Claim against such Company, including any claims with respect to Materials of Environmental Concern being treated, stored, managed, disposed of, transported, handled or released at a location other than such Company’s Real Property or Facility(ies) in the ordinary course of such Company’s business where such Company, or the Managing Owner or Seller that owns an Interest in such Company is or is reasonably likely to be identified as a potentially responsible party.

(d) Each Company has heretofore delivered to Buyer true copies of the Phase I Environmental Assessments listed on Schedule 3.18 (each a “Phase I”) with respect to such Company’s Real Property and Facility(ies). Buyer acknowledges receipt of the Phase Is and reliance letters addressed to Buyer with respect thereto.

(e) Except as set forth in the Phase I covering each Company’s Real Property and Facility(ies), (i) there are no underground storage tanks located on property owned, leased or operated by each Company, or to Sellers’ Knowledge on any property adjacent to property owned, leased or operated by such Company; (ii) to Sellers’ Knowledge, there are no asbestos-containing materials (as defined under Environmental Laws) which constitute Materials of Environmental Concern contained in or forming part of any building, building component, structure or office space owned, leased or operated by such Company; and (iii) to Sellers’ Knowledge, there are no PCBs or PCB-containing items which constitute Materials of Environmental Concern contained in or forming part of any building, building component, structure or office space owned, leased or operated by such Company.

3.19 Affiliate Transactions.

(a) Except as set forth on Schedule 3.19(a), each Seller or any of its Affiliates, or any of their stockholders, members, partners, officers or managers, directly or indirectly do not: (i) except for Cambridge Healthcare Management, Inc., as manager under the Management and Leasing Agreements with each Company, own any interest in any corporation, partnership, proprietorship or other entity which sells products, property or services to or purchases products, property or services from each Company; (ii) have any cause of action or claim whatsoever against each Company; or (iii) except for the Management and Leasing Agreement to which each Company is a party, hold a beneficial interest in any Contract relating to the business of each Company to which such Company is a party or by which such Company is bound.

(b) (i) each Company is not indebted, either directly or indirectly, to the Managing Owner or Seller that owns an Interest in such Company or any of such Seller’s Affiliates, or any of their respective stockholders, members, partners, officers or managers, in any amount whatsoever relating to the business of such Company; and (ii) neither such Seller nor any of such Seller’s Affiliates, nor any of their respective stockholders, members, partners, officers or managers, is indebted to such Company or such Company’s Affiliates.

3.20 Payments. Each Company or any director, officer or agent of such Company has not and, to Sellers’ Knowledge, no other Person associated with or acting for or on behalf of such Company has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained for or in respect of such Company or any Affiliate of such Company or (b) established or maintained any fund or asset which has not been recorded in the Books and Records of such Company.

3.21 Solvency. Each Seller will not be rendered insolvent (either by an inability to pay its/his debts as they mature or by the fact that the sum of its aggregate debts is greater than a fair valuation of all of its/his aggregate property) by the sale and transfer of such Seller’s Equity Interest(s). Each Seller will receive fair consideration, fair equivalent value and reasonable value in exchange for the Equity Interest(s) of such Seller.

3.22 Brokers or Finders. Except as set forth on Schedule 3.22, each Seller or its/his agents has not engaged any finder or broker or incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions in connection with this Agreement and the transactions contemplated hereby.

3.23 Disclosure. To Sellers’ Knowledge, the representations and warranties contained in this Article III, including all schedules hereto, do not contain any untrue statement of fact or omits to state a material fact required to be stated in order to make such representations and warranties not misleading. No other documents or instruments heretofore or hereafter furnished by each Seller to Buyer in connection with the transactions contemplated hereby contains or will contain any such untrue statement or omission.

3.24 Special Purpose Entity; Hart-Scott-Rodino Compliance.

(a) From the date of the most recent of the Constituent Documents of each Company, such Company has conducted its affairs so as to comply with the “separateness” covenants set forth in its limited partnership or operating agreement, as applicable.

(b) Each Company:

(i) has not engaged in any business or activity other than to acquire, own, advertise, manage, operate, finance, refinance, pledge, maintain, lease or sell the Facility or Facilities set forth next to such Company’s name on Exhibit A-1 under the heading “Facility or Facilities”, and such other activities as are incidental thereto; or

(ii) does not own any assets or property other than (a) the Facility or Facilities set forth next to such Company’s name on Exhibit A-1 and (b) the incidental property as may be necessary for the ownership and operation of such Facility or Facilities.

(c) The aggregate value of all Personal Property, current receivables and inventory owned by all of the Companies in the aggregate other than the Facilities is less than Fifty-Nine Million Eight Hundred Thousand Dollars ($59,800,000).

3.25 Ground Leases.

(a) The Ground Lease of each Company is as described on Schedule 3.25(a) attached hereto. The Ground Lease documents previously furnished to Buyer are true, correct, complete, current and unmodified as of the date of delivery and the date hereof.

(b) The Ground Lease(s) of each Company constitute valid and legally binding obligations of the Company that is a party thereto and, to Sellers’ Knowledge, the other party thereto and is enforceable in accordance with its terms.

(c) The Ground Lease of each Company constitutes the entire agreement by and between the respective parties thereto with respect to the matters covered thereby.

(d) There are no uncured defaults by either the Ground Lessor or each Company (as Ground Lessee) under the Ground Lease to which such Company is a party, nor are there any events which with the giving of notice or the passage of time or both could constitute a default under any such Ground Lease.

(e) Each Company has not given or received any correspondence or other notice (whether written or oral) with respect to any actual, alleged or potential violation, repudiation, breach or default under or any demand for negotiation or termination with respect to the Ground Lease to which such Company is a party.

(f) Each Seller’s proposed sale of his or its Equity Interest(s) will not require the consent of any Ground Lessor other than Ground Lessors who have provided all necessary consents, including without limitation the Ground Lessor with respect to the Nassau Bay Facilities.

(g) The Ground Lease to which each Company is a party remains in full force and effect in accordance with its respective terms, and has not been further assigned, supplemented, modified or otherwise amended by such Company except as set forth in Schedule 3.25(a). Except for the Permitted Encumbrances, there are no other agreements concerning the Facility subject to a Ground Lease to which such Company is a party which would restrict the rights of such Company under such Ground Lease. The term commencement date of the Ground Lease to which each Company is a party and the expiration of such Ground Lease and any renewal options are as set forth in each Ground Lease or in the Ground Lease estoppel certificate with respect to each Ground Lease described in Section 2.4(a)(xvii). Except as disclosed in each Title Policy or Title Search, the Ground Lessor of the Ground Lease to which each

Company is a party has not assigned, conveyed, transferred, sold, encumbered or mortgaged its interest in such Ground Lease by an instrument of record. Except as disclosed in each Title Policy or Title Search, there are no recorded Liens upon the fee simple interest underlying the leasehold estate of such Ground Lease that are not subordinate to such Ground Lease.

(h) Except as set forth in each Company’s Ground Lease, no third party has any purchase options, rights of first refusal or other preferential rights to purchase or lease any or all of the Facilities. There are no pending or to Sellers’ Knowledge any threatened eminent domain proceedings or other governmental actions or judicial actions of any kind which are reasonably likely to adversely affect the interest of the Ground Lessor or the Company that is a party to such Ground Lease under such Ground Lease.

3.26 Tenant Leases.

(a) The Rent Rolls for each Facility attached hereto as Schedule 3.26(a) (the “Rent Rolls”) are true, correct, complete, current and unmodified as of the date of delivery and the date hereof and contain a list of the occupancy rates of each Facility.

(b) Each Company has previously delivered to Buyer true, complete, correct, and current copies of all documentation evidencing all of the Tenant Leases to which such Company is a party.

(c) Except as set forth in Schedule 3.10(f), all tenant improvements described in each Company’s Tenant Leases have been completed and accepted by the respective tenants. Except as set forth in Schedule 3.10(f), each Company has no obligations to pay for or perform any such improvements which have not been fully satisfied.

(d) To Sellers’ Knowledge, there have been no subleases under any of the Tenant Leases to which each Company is a party unless such subleases are reflected on such Company’s Rent Roll.

(e) To Sellers’ Knowledge, there have been no assignments by the tenants of any of the Tenant Leases to which each Company is a party except as reflected on such Company’s Rent Roll.

(f) The Tenant Leases of each Company are in full force and effect and constitute valid and legally binding obligations of such Company and, to Sellers’ Knowledge, the other parties thereto and are enforceable in accordance with their terms. The respective tenants under such Company’s Tenant Leases have no existing or, to Sellers’ Knowledge, threatened claims against such Company under such Company’s Tenant Leases, and no uncured default by either landlord or tenant exists under such Company’s Tenant Leases (other than tenants that are less than thirty (30) days delinquent in payment of rent), and no event has occurred, which could, except for the lapse of time, the giving of notice, or both constitute a default thereunder, except as set forth on Schedule 3.26(a).

(g) Except in the ordinary course of business and consistent with past practice, each Company has not given or received any correspondence or other notice (whether written or oral) with respect to any actual, alleged or potential violation, repudiation, breach or default under or any demand for negotiation or termination with respect to any Tenant Lease to which such Company is a party.

(h) All guaranties of each Company’s Tenant Leases previously furnished by Seller that owns an Interest in such Company to Buyer for review remain in full force and effect. There have been no modifications to any such guaranties as delivered. Copies of documentation evidencing any such modification shall be promptly furnished to Buyer by such Company. All tenant deposits, tenant improvement reserves, and similar obligations of such Company under such Company’s Tenant Leases which have not yet been advanced thereunder have been fully funded and are held in separate accounts by such Company or its Lender.

(i) Except as set forth on Schedule 3.26(i), there are no options to purchase any of the Facilities, rights of first refusal or rights of first offer with respect thereto, in any of the Tenant Leases to which each Company is a party.

(j) To Sellers’ Knowledge, except as set forth on Schedule 3.26(j), none of the tenants under each Company’s Tenant Leases are presently the subject of any proceeding pursuant to the United States Bankruptcy Code of 1978, as amended.

(k) To Sellers’ Knowledge, except as set forth on Schedule 3.26(k), there are no charges, defenses, counterclaims, claims of offset or other claims presently existing in favor of any tenant under each Company’s Tenant Leases.

3.27 General Due Diligence. To Sellers’ Knowledge, all due diligence information furnished to Buyer by each Seller and the Company in which such Seller owns an Interest in connection with the proposed transactions has been true, correct, complete, and current as of the date of delivery, and has not been modified since the date of delivery unless evidence of such modification has been furnished to Buyer.

3.28 FIRPTA. Each Seller and the Company in which such Seller owns an Interest is not a “Foreign Person” within the meaning of the United States tax laws to which reference is made in Code Section 1445 (b)(2).

3.29 Condemnation. Each Company has not received notice of any pending or potential condemnation or eminent domain proceedings against or affecting any of its Real Property.

3.30 Parking. A third party that is not affiliated with each Seller or the Company in which such Seller owns an Interest operates the parking facility at which a fee is charged for parking for each Facility owned by such Company. There are adequate regular and handicapped parking spaces located upon such Company’s Real Property or subject to easements for the benefit of such Real Property in order to serve each Facility owned by such Company; and (ii) the number and area of the parking spaces are in compliance with all applicable Laws for each Facility owned by such Company.

3.31 Tenant Reserves. All reserve accounts, holdback escrow accounts, tax and insurance escrows and other funds held by the Lender with respect to each Company and each Facility owned or leased by such Company are accurately and completely set forth on Schedule 3.31 attached hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND THE REIT

Buyer, and the REIT solely with respect to itself, represents and warrants to each Seller, as of the Closing Date, as follows in this Article IV:

4.1 Buyer Status. Buyer (a) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (b) has all requisite power and authority to carry on its business as now and heretofore conducted and to own, operate and lease its properties, and (c) is duly qualified or licensed to transact business in and is in good standing as a foreign limited partnership in all jurisdictions where Buyer is required to be qualified or licensed to do business as a foreign entity, except for those jurisdictions where the failure to so qualify will not have and could not reasonably be expected to have a Material Adverse Effect. Buyer has delivered to each Seller copies of the Constituent Documents of Buyer as currently in effect.

4.2 Authorization; Binding Effect. Buyer has full power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The Transaction Documents and Buyer’s performance and consummation of the transactions contemplated therein have been approved by all requisite action of Buyer, Buyer GP, and the REIT. No other Proceedings on the part of Buyer, Buyer GP, or the REIT are necessary to approve or authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. This Agreement and all of the Transaction Documents have been duly executed and delivered by Buyer and the REIT and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties thereto, this Agreement and each Transaction Document is the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and limitations on enforcement of equitable remedies.

4.3 Capitalization.

(a) Other than pursuant to the transactions contemplated by this Agreement and except for restrictions on transfer and other terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of Buyer and under the Escrow Agreement, (i) no Person has any preemptive right to purchase any ownership interest or other securities in Buyer, (ii) there are no outstanding securities or other instruments which are convertible into or exchangeable for any ownership interest in Buyer, (iii) there are no contracts, arrangements, commitments, Liens, or restrictions relating to the issuance, sale, transfer, purchase, or obtaining of any ownership interest or other securities or instruments in Buyer, (iv) there is no existing option, warrant, right, call, or commitment of any character granted or issued by Buyer governing the issuance of ownership interests of Buyer and (v) the Buyer Securities will be validly issued, fully paid, nonassessable and free of all Liens. The issuance by Buyer of the Buyer Securities is in compliance with the Securities Act and all other applicable Laws.

(b) Immediately prior to the Effective Time, Buyer GP and the REIT own one hundred percent (100%) of the issued and outstanding equity securities of Buyer. Other than Buyer GP’s and the REIT’s ownership interest in Buyer and pursuant to the transactions contemplated by this Agreement and the other Transaction Documents, no other Person owns, directly or indirectly, beneficially or equitably, any ownership interest or other equity interest in Buyer, nor does any Person own or hold any right of first refusal or other rights with respect thereto.

4.4 No Conflict. Buyer’s execution, delivery, and performance of the Transaction Documents and consummation of the transactions contemplated thereby and compliance with any of the provisions thereof will not (a) violate any Law to which Buyer, Buyer’s assets, the REIT, or the REIT’s assets are subject, (b) conflict with or result in a breach of any provision of the Constituent Documents of Buyer or the REIT, (c) except as set forth on Schedule 4.4, require any consent, approval, or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority that is required by Law or the regulations of any Governmental Authority, (d) violate any Order to which Buyer, Buyer’s assets, the REIT, or the REIT’s assets are subject, (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by Buyer or the REIT or that otherwise relates to the business of, or any of the assets owned or used by, Buyer or the REIT, or (f) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Buyer, or result in any provision of the Transaction Documents being declared void, voidable, without further binding effect, or subject to amendment or modification of any of the terms, conditions or provisions of, any contract, license, franchise, permit, or other material instrument or commitment or obligation to which Buyer or any of its assets may be bound or affected.

4.5 Legal Proceedings; Orders. There is no Proceeding or Order pending or, to Buyer’s Knowledge, threatened against, affecting or that otherwise relates to Buyer or the REIT that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by the Transaction Documents.

4.6 Brokers and Finders. Neither Buyer nor its agents nor any Affiliate of Buyer has engaged any finder or broker or incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions in connection with the Transaction Documents and the transactions contemplated hereby.

4.7 Buyer Investment Representations.

(a) Buyer is acquiring the Equity Interests for its own account, for investment purposes only, and not with a view to distribution or for sale in connection with any distribution thereof. Buyer understands that the Equity Interests may not be sold, assigned, offered for sale, pledged or otherwise transferred unless, among other conditions, such transaction is registered under the Securities Act of 1933, as amended, and applicable state securities laws, exemptions from such registration requirements are available or such requirements are not applicable. Notwithstanding the foregoing, the parties acknowledge that Buyer may not transfer, assign, or pledge all or any portion of the Equity Interests, except as permitted by the limited partnership agreement or operating agreement governing such Equity Interest, but Buyer may transfer or assign its ownership interest in all or any portion of income, expense, profit, gain or loss allocation or distributions allocable or payable to Buyer by any of the Companies to any other Person pursuant to and in accordance with the terms of each Company’s Constituent Documents.

(b) Buyer together with its financial advisors has such experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Equity Interests.

(c) Buyer’s investment advisors have experience in investing in companies whose business is to own, operate and lease real property.

(d) Buyer and its financial advisors have had the opportunity to ask questions of and receive answers from each Seller, each Managing Owner and each Company or any Person acting on its or their behalf, concerning the terms and conditions of the purchase of the Equity Interests, the proposed plan of business, operations, history, and financial statements of each Company, and the risks inherent therein and in an investment of the Equity Interests.

4.8 Solvency. Buyer is paying fair consideration, fair equivalent value, and reasonable value in exchange for the Equity Interests.

4.9 Disclosure. To Buyer’s Knowledge, the representations and warranties in this Article IV, including all schedules hereto, do not contain any untrue statement of fact or omit to state a material fact required to be stated in order to make such representations and warranties not misleading. No other documents or instruments heretofore or hereafter furnished by Buyer to each Seller in connection with the transactions contemplated hereby contains or will contain any such untrue statement or omission.

ARTICLE V

COVENANTS

5.1 Notices and Consents. To the extent that each Seller has not obtained any necessary Licenses from any Governmental Authority and any other authorizations, consents or approvals from any private third party set forth on Schedule 5.1 as of the Closing, then upon written request by Buyer, such Seller shall use its best efforts to: (a) cooperate with Buyer in any reasonable and lawful arrangements under which Buyer would obtain the benefit of the matter concerned; and (b) enforce for the account of Buyer any rights of such Seller arising from the matter concerned. If any License or other authorization, consent or approval from any private third party cannot be obtained, Buyer and such Seller will cooperate in any legal and commercially reasonable arrangement to obviate the need for that License or authorization, consent or approval from any private third party. Buyer shall (i) cooperate with such Seller in respect to all filings that such Seller elects to make or is required by Law to make in connection with the transactions contemplated hereby, and (ii) cooperate with such Seller in obtaining, giving or making all Licenses, notices or filings identified on Schedule 5.1. In no event shall any of Buyer, CHI, Seller or Managing Owner be required to dispose of or make any change in any portion of its business or make any undertaking that it reasonably believes would be burdensome to it, any of its Affiliates or any of their respective businesses or operations.

5.2 Tax Matters.

(a) Upon completing the transactions contemplated hereby, each Company taxable as a partnership for federal income tax purposes will have undergone a technical termination. Each Company shall timely file a federal income Tax Return and, if applicable, state and local Tax Returns using a closing of the books method, with the applicable Seller recognizing the income or loss therefrom.

(b) Each Seller and each Managing Owner shall join with Buyer to cause the Company in which such Seller and such Managing Owner own an Interest that is treated as a partnership for federal tax purposes to file an election under Section 754 of the Code.

(c) In the event there is a federal, state or local audit pertaining to Taxes of a Company pertaining to a period prior to the Effective Time, Seller that owns an Interest in such Company shall be responsible for the costs thereof.

(d) Upon the written request of Buyer, each Seller shall promptly deliver to Buyer correct and complete copies of all Tax Returns of the Company in which such Seller owns an Interest, examination reports, and statements of deficiencies assessed against, or agreed to by such Company since January 1, 2004.

5.3 Southlake Resubdivision. Cambridge 114 agrees to cause the Real Property upon which the Southlake Hospital Facility and the Southlake MOB Facility are located (the “Southlake Real Property”) to be legally subdivided and platted within a commercially reasonable time after the Closing. The platting shall create three separate subdivided parcels, one (1), consisting of approximately 4.3657 acres, which shall be owned solely by an Affiliate of CHI and shall be available for future development; one (1), consisting of approximately 3.0814 acres, underlying the Southlake MOB Facility; and one (1) consisting of approximately 5.1868 acres underlying the Southlake Hospital Facility. At the respective maturities of the existing first mortgage loans encumbering the two (2) legally subdivided tracts of the Southlake Real Property upon which the Southlake Hospital Facility and the Southlake MOB Facility are

located, Cambridge 114 shall convey fee title to such tracts to the Southlake Hospital Company and the Southlake MOB Company, respectively, free and clear of any liens or encumbrances other than the Permitted Encumbrances. Upon completion of each such conveyance, the Ground Lease covering the conveyed Real Property shall be terminated. Until such time, Cambridge 114 shall refrain from terminating either of said Ground Leases or exercising any right of first refusal granted thereunder, even in the event of default thereunder by the Ground Lessee.

5.4 Tenant Improvements. To the extent (if at all) each Company has not completed and paid for the tenant improvements set forth on Schedule 3.10(f) prior to the Closing, such tenant improvements shall be completed and paid for in the ordinary course of such Company’s business and pursuant to the applicable Tenant Leases at the sole cost of Seller owning an Interest in such Company.

5.5 Nonsolicitation. Without the prior written consent of Buyer, each Managing Owner agrees that it shall not, directly or indirectly (i) encourage or entice any Person at that time leasing space from the Company for which it is serving as Managing Owner to terminate, breach or fail to renew such lease, or (ii) knowingly take any act or fail to take any act with regard to tenants leasing space from such Company that could reasonably be expected to have a Material Adverse Effect.

5.6 Ownership of CHI. Saada shall not effect a Change in Control in CHI without the consent of Buyer. For purposes of this Section 5.6, “Change in Control” shall mean any voluntary sale, lease, assignment, merger, consolidation or other disposition, direct or indirect, by operation of law or otherwise of more than 50% of the ownership interest in CHI; provided, however, that a disposition by Saada to an entity controlled by Saada, including a trust or other entity formed for estate planning purposes controlled by Saada, shall not constitute a Change in Control. For purposes of this Section 5.6, “control” shall mean the ability to elect or appoint the majority of such Person’s governing body, whether as a result of contract, ownership or otherwise.

5.7 Agreements Regarding DB Holdback Reserves, Seller Tenant Improvements, Leasing Commissions and Renovations.

(a) DB Holdback Reserves. Pursuant to certain mortgage instruments executed by each Company for the benefit of Deutsche Banc Mortgage Capital, L.L.C. (the “Lender”), the Lender has funded certain loan proceeds into earn-out accounts to be held back from such Company, as a borrower, pending the accomplishment of certain lease-up objectives by such Company. The funds held in such earn-out accounts, and any interest earned thereon are collectively referred to herein as the “DB Holdback Reserves.” The amounts of the DB Holdback Reserves currently held in escrow by the Lender are set forth on Schedule 5.7(a). Buyer’s purchase of the Equity Interest in each Company does not include any interest in the DB Holdback Reserves, and such funds shall be the sole property of Seller that owns an Interest in such Company.

(b) DB Rollover Reserves. The Lender is also holding in reserve accounts certain funds which are to be applied to certain specified tenant improvement costs and related leasing commissions at certain of the Facilities as set forth on Schedule 5.7(b) (collectively, the “DB Rollover Reserves”). Each Seller agrees and acknowledges that the DB Rollover Reserves with respect to the Company in which such Seller owns an Interest shall be applied exclusively toward payment of the tenant improvement costs for those tenant improvements identified on Schedule 5.7(b) as “Seller Tenant Improvements” (“Seller Tenant Improvements”) and not toward the payment of any leasing commissions, and, in addition, after the Closing, each Company shall have no further obligation to pay the leasing commissions related to any existing Tenant Leases at such Company’s Facility(ies) (the “Leasing Commissions”). All such Leasing Commissions shall be the sole responsibility and expense of the applicable Seller. Notwithstanding the foregoing, nothing in this Agreement or any of the other

Transaction Documents limits the obligation of any Company to pay leasing commissions except for leasing commissions with respect to existing Tenant Leases or Ground Leases. In addition, each Seller, at its sole expense, agrees to cause the completion of all Seller Tenant Improvements applicable to the Facility(ies) of the Company in which such Seller owns an Interest in the ordinary course of such Company’s business as Class A medical office space and in connection therewith, to expend at least the amount per square foot set forth on Schedule 5.7(b) in good faith pursuant to tenant improvement contracts with third parties at market rates. Buyer and each Seller contemplate that certain tenants may request tenant improvements in addition to the Seller Tenant Improvements to be made by the respective Companies in consideration for payment of additional rent, and Buyer agrees that, subject to the prior written consent of Buyer on a case-by-case basis, which consent shall not be unreasonably withheld, conditioned, or delayed, such additional, unscheduled tenant improvement expenses shall be the obligation of the applicable Companies and not the applicable Sellers.

(c) Renovations. Certain Companies have agreed and the Managing Owners of such Companies have agreed to cause such Companies to make certain capital improvements to the Facility(ies) of such Companies at the sole expense and responsibility of the Managing Owners and Sellers of such Companies, as set forth on Schedule 5.7(c) (“Renovations”). The Renovations shall be completed in good and workmanlike fashion, suitable for Class A medical office buildings in their respective markets, and in accordance with plans and specifications and on time schedules approved by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, but no later than sixty (60) days after the date set forth on Schedule 5.7(c).

(d) Expansion. The Southlake Hospital Seller with respect to the Southlake Hospital Facility has agreed to cause the expansion of the Southlake Hospital Facility at its sole expense and responsibility, as set forth on Schedule 5.7(d) (“Expansion”). The Expansion shall be completed in good and workmanlike fashion, suitable for Class A Medical Office buildings or hospital space. In the event that the Expansion with respect to the Southlake Hospital Facility is not completed by October 1, 2008, either CHI or the Southlake Hospital Seller will pay Buyer monthly the differential between: (i) the rent then due from Southlake Specialty Hospital, LLP, the tenant of the Southlake Hospital Facility, as of October 1, 2008 under that certain Lease Agreement for the Southlake Hospital Facility dated September 15, 2003, as amended on May 31, 2004 and October 31, 2007 (the “Southlake Hospital Lease”), and (ii) the increased amount of rent such tenant would have been required to pay under the Southlake Hospital Lease if such Expansion had been completed for at least ten (10) days until such time as all of the rent increases arising from the completion of such Expansion are in effect.

(e) Plans and Specifications for Seller Tenant Improvements. With respect to Seller Tenant Improvements relating to spaces of ten thousand (10,000) rentable square feet or larger, each Seller shall deliver or cause to be delivered to Buyer copies of all plans and specifications, which shall specifically include (i) the executed lease for the applicable space, (ii) a full set of plans and specifications for the applicable space, (iii) a budget for the cost to complete the work on the applicable space, and (iv) a draft of the contract with the contractor for the applicable space (which shall include a breakdown of the cost), at least twenty-one (21) days prior to commencing construction on such space. Such plans and specifications shall be subject to written approval by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall have twenty-one (21) days after such plans and specifications are delivered to Buyer to either approve or object to such plans and specifications in writing. Unless Buyer objects within such twenty-one (21) day time period, such plans and specifications shall be deemed approved by Buyer. In the event that Buyer shall timely notify such Seller of any objection, Buyer and such Seller shall cooperate in good faith to resolve such dispute as promptly as possible.

(f) Release of Buyer Holdbacks. Upon completion and payment of any Seller Tenant Improvements or Renovations, the applicable Seller shall provide schedules, quantification and supporting information reflecting payment and completion of the Seller Tenant Improvements and/or Renovations (the “Supporting Documentation”) at the expense of such Seller or one of its Affiliates (but not at the expense of any of the Companies). Unless Buyer objects within thirty (30) days after receipt of the Supporting Documentation, Buyer shall within ten (10) days after such thirty (30) day time period cause the Escrow Agent to pay to the applicable Seller the amount of the Seller Tenant Improvements and/or Renovations from the Buyer Holdbacks. Buyer shall have thirty (30) days after delivery of the Supporting Documentation from a Seller under this Section 5.7(f) to notify such Seller in writing of any dispute of any item contained in such Supporting Documentation. If Buyer fails to notify such Seller of any such dispute within such 30-day period, the subject Supporting Documentation shall be final. In the event that Buyer shall so notify such Seller of any dispute, Buyer, such Seller and their respective accountants shall cooperate in good faith to resolve such dispute as promptly as possible.

ARTICLE VI

INDEMNIFICATION

6.1 Survival; Effect of Knowledge on Indemnification.

(a) The representations and warranties made by each Seller, each Managing Owner and CHI in this Agreement or in any certificates delivered pursuant to Section 2.4(a)(i) shall survive the Closing and shall continue in full force and effect for a period of one (1) year thereafter; provided, however: (i) each of the representations and warranties set forth in Section 3.1 (Company and Seller Status), Section 3.2 (Capitalization; Subsidiaries), Section 3.3 (Authorization; Binding Effect), Section 3.4 (No Conflict), Section 3.8 (Title to Property; Sufficiency of Assets), Section 3.15 (Legal Proceedings; Orders), shall survive the Closing and continue in full force and effect for the period of the applicable statute of limitations for any claim by a Person other than a Buyer Indemnified Party and for a period of three (3) years after the Closing Date for any claim by any Buyer Indemnified Party; provided, further, that a claim by any Buyer Indemnified Party shall not include a claim arising out of or relating to a claim made by any Person other than a Buyer Indemnified Party (ii) the representations and warranties set forth in Section 3.6 (Undisclosed Liabilities) shall survive and continue in full force and effect for a period of one (1) year after the date that the audited financial statements of each Company as of December 31, 2007 and for the year then ending are received by Buyer’s Representative; (iii) the representations and warranties set forth in Section 3.9(a) (Real and Personal Property) as to the structural soundness of the Real Property, Section 3.18 (Environmental Matters), and Section 3.22 (Brokers or Finders) shall survive and continue in full force and effect for the period of the applicable statute of limitations; and (iv) the representations and warranties set forth in Section 3.17 (Taxes) shall survive until sixty (60) days after the last day upon which any claim could be made against Buyer or any Company or could be made that would affect Buyer or any Company relating to such matters. The covenants and agreements made by each Seller in this Agreement shall survive the Closing for the period of the applicable statute of limitations or for the period stated therein. In each case, the period from the date hereof until the last date on which a representation, warranty, covenant or other agreement survives shall be known as the “Survival Period.”

(b) Except for Buyer’s Knowledge, the right to indemnification or other remedy based on the representations, warranties, covenants and agreements contained in this Agreement or in any certificates delivered pursuant to Section 2.4(a)(i) will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or the compliance with, any such representation, warranty, covenant or agreement. Except as set forth on Schedule 6.1(b), to Buyer’s Knowledge there are no inaccurate or incomplete representations or warranties in Article III of this Agreement or failures to comply with or perform any covenant or agreement set forth in Article V of this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and obligations. As used in this Section 6.1(b), “Buyer’s Knowledge” means the actual knowledge of F. Scott Kellman, William Roberson, Adam Sherman or Robert O’Neill on and as of the Closing Date of any fact or circumstance disclosed to any one of them in writing or in any document delivered to any one of them by or on behalf of any Seller Indemnified Party or any Affiliate thereof prior to the Closing Date. Notwithstanding the foregoing, Buyer’s Knowledge shall not limit the right of the Buyer Indemnified Parties or the Companies to indemnification or other remedy to the extent that the scope and/or severity of the facts or circumstances for which there was Buyer’s Knowledge is materially different from that which any Seller Indemnified Party or any Affiliate thereof disclosed to F. Scott Kellman, William Roberson, Adam Sherman or Robert O’Neill as described above.

6.2 Indemnification by Each Seller, Each Managing Owner and CHI. Subject to the conditions and provisions herein set forth, including without limitation Section 6.1(b), each Seller and each Managing Owner, severally and not jointly (each as to the representations and warranties that it is responsible for pursuant to Article III), together with CHI, jointly and severally with each Seller and each Managing Owner, agree to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against Damages that the Buyer Indemnified Parties incur (whether or not involving a third-party claim) as a result of, or with respect to (except to the extent caused by the acts or omissions of any Buyer Indemnified Party):

(a) the inaccuracy or breach of any representation or warranty contained in or made by such Seller or such Managing Owner pursuant to Article III of this Agreement or any certificate delivered pursuant to Section 2.4(a)(i) or, as to CHI, the inaccuracy or breach of the representation and warranty contained in and made by CHI in Section 3.3(b) of this Agreement;

(b) the non-compliance with or failure to perform any agreement or covenant of such Seller, such Managing Owner, CHI or Cambridge 114 contained in or made pursuant to Articles II, V, VI, VII and VIII of this Agreement;

(c) the claims of any broker or finder for a fee or commission or similar payment based on any agreement or understanding made, or alleged to have been made, by any Person with Seller or Managing Owner or any Person acting on their behalf in connection with the transactions contemplated by this Agreement; and

(d) any violation of or liability or obligation under any Environmental Law or any Environmental Claim prior to the Effective Time that is related to the Facility owned or leased by the Company in which such Seller or Managing Owner owns an Interest, including without limitation the management, use, control, ownership, leasing or operation thereof, the Real Property owned or leased by the Company in which such Seller or Managing Owner owns an Interest or the Company in which such Seller or Managing Owner owns an Interest.

6.3 Indemnification by CHI.

(a) Subject to the conditions and provisions herein set forth, CHI agrees to indemnify, defend and hold harmless the Companies from and against any and all Damages that any Company incurs (whether or not involving a third-party claim) as a result of, or with respect to (except to the extent caused by the acts or omissions of any Buyer Indemnified Party):

(i) any liability or obligation resulting from or arising out of claims by any Person other than a Buyer Indemnified Party relating to the leasing and management of the Facilities or any tenant improvements and other capital improvements provided for tenants of the Facilities or the maintenance of the Company’s books and records prior to the Effective Time;

(ii) any violation of or liability or obligation under any Environmental Law or any Environmental Claim prior to the Effective Time that is related to any Facility, including without limitation the management, use, control, ownership, leasing or operation thereof, the Real Property, or a Company; and

(iii) any tenant improvements set forth on Schedule 3.10(f) and any Seller Tenant Improvements, Leasing Commissions, Renovations or Expansion; and

(iv) any Obligations, whether known or unknown, that were not reflected or reserved against on the Financial Statements or set forth on Schedule 3.6(b).

(b) Subject to the conditions and provisions herein set forth, CHI agrees to indemnify, defend and hold harmless the Companies and the Buyer Indemnified Parties from and against any and all Damages that any of the Companies or the Buyer Indemnified Parties incurs as a result of, or with respect to, the following:

(i) the claims of any broker or finder for any fee or commission or similar payments based on any agreement or understanding made, or alleged to have been made, by any Person with CHI or any Affiliate of CHI or any Person acting on their behalf in connection with the transactions contemplated by this Agreement; and

(ii) the claims by any Person other than a Buyer Indemnified Party relating to or arising out of any redemption, repurchase or purchase of any ownership interest in any Company by such Company or the Managing Owner or Seller that owns an Interest in such Company.

6.4 Indemnification by Buyer. Subject to the conditions and provisions herein set forth, Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages that the Seller Indemnified Parties incur (whether or not involving a third-party claim) as a result of, or with respect to (except to the extent caused by the acts or omissions of any Seller Indemnified Party):

(a) the inaccuracy or breach of any representation or warranty contained in or made pursuant to Article IV of this Agreement or any certificate delivered pursuant to Section 2.4(a)(i);

(b) the non-compliance with or failure to perform any agreement or covenant of Buyer contained in or made pursuant to Articles II, V, VI, VII and VIII of this Agreement; and

(c) the claims of any broker or finder for a fee or commission or similar payment based on any agreement or understanding made, or alleged to have been made, by any Person with Buyer or its Affiliates or any Person acting on their behalf in connection with the transactions contemplated by this Agreement.

6.5 Limitations. Notwithstanding any other provision of this Agreement, the rights of the parties to be indemnified and held harmless under this Agreement shall be limited as follows:

(a) Except as provided in Section 6.5(b) below, the aggregate indemnification liability of Sellers, Managing Owners and CHI for all claims under Section 6.2 shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

(b) The foregoing limitation provided in Section 6.5(a) shall not apply to: (i) inaccuracies or alleged inaccuracies of any representation or warranty set forth in Section 3.1 (Company and Seller Status), Section 3.2 (Capitalization; Subsidiaries), Section 3.3 (Authorization; Binding Effect), Section 3.4 (No Conflict), Section 3.8 (Title to Property; Sufficiency of Assets), Section 3.9(a) (Real and Personal Property) as to the structural soundness of the Real Property, Section 3.15 (Legal Proceedings; Orders), Section 3.17 (Taxes), Section 3.18 (Environmental Matters), Section 3.22 (Brokers or Finders), Section 5.2 (Tax Matters), Section 5.4 (Tenant Improvements) or Section 5.7 (Agreements Regarding DB Holdback Reserves, Seller Tenant Improvements, Leasing Commissions and Renovations); (ii) claims based on fraud or intentional misrepresentation of any Seller, any Managing Owner or CHI, notwithstanding that the particular facts may also give rise to claims based upon a breach of warranty or misrepresentation; and (iii) Damages arising out of or relating to Sections 6.2(c) and 6.2(d).

(c) Except as provided in this Section 6.5(c), the aggregate indemnification liability of CHI with respect to each Company and of the Managing Owners and Sellers with respect to the Company in which such Seller or Managing Owner owns an Interest for all Damages under Section 6.5(b) (except for claims for fraud or intentional misrepresentation as provided below) shall not exceed the Company Cap; provided, however, that CHI’s aggregate indemnification liability for all Damages under Section 6.5(b) (except for claims for fraud or intentional misrepresentation as provided below) shall not exceed Fourteen Million Dollars ($14,000,000) (the “CHI Cap”). Notwithstanding the foregoing, except as provided below in this Section 6.5(c), after June 30, 2009, the Company Cap shall be reduced (but not with respect to claims asserted in writing on or before that date) to fifty percent (50%) of the amount set forth under the heading “Company Cap” on Exhibit C with respect to each such Company, and CHI’s Cap shall be reduced (but not with respect to claims asserted in writing on or before that date) to Seven Million Dollars ($7,000,000). The foregoing limitations shall not apply to claims based on fraud or intentional misrepresentation, notwithstanding that the particular facts may also give rise to claims based upon a breach of warranty or misrepresentation.

(d) Except as provided in Section 6.5(b), none of Sellers, the Managing Owners or CHI shall be liable to Buyer Indemnified Parties for indemnification claims under Article VI until (i) the aggregate amount of indemnification claims with respect to a Company (which for Sellers and the Managing Owners shall be limited solely to the Company for which such Seller or Managing Owner makes representations and warranties in Article III) exceeds Fifty Thousand Dollars ($50,000), or (ii) the aggregate amount of indemnification claims with respect to all of the Companies exceeds Two Hundred Thousand Dollars ($200,000), and upon reaching either of such amounts CHI and Sellers and Managing Owners that own an interest in the applicable Company(ies) shall be liable to Buyer Indemnified Parties for all of Buyer’s Damages.

(e) The aggregate indemnification liability of Buyer under Section 6.4 shall not exceed One Million Dollars ($1,000,000); provided, however, this limitation shall not apply to (i) inaccuracies or alleged inaccuracies of any representation or warranty set forth in Section 4.1 (Buyer Status), Section 4.2 (Authorization; Binding Effect); Section 4.3 (Capitalization) or Section 4.4 (No Conflict); or (ii) claims based on fraud or intentional misrepresentation of Buyer, notwithstanding that the particular facts may also give rise to claims based upon a breach of warranty or misrepresentation.

(f) Any claim for indemnification under: (i) Section 6.2 must be asserted in writing before the expiration of the applicable Survival Period set forth in Section 6.1(a); (ii) Sections 6.3(a) and

6.3(b)(i) must be asserted in writing no later than the third anniversary of the Closing Date; (iii) Section 6.3(b)(ii) must be asserted in writing no later than the expiration of the applicable statute of limitations; and (iv) Section 6.4 must be asserted in writing no later than the first anniversary of the Closing Date; in each case, failure to so assert will cause any claim for indemnity to be waived and forever barred. Notwithstanding the foregoing, in the event that any claim for indemnification shall have been asserted in writing within such time periods described in this Section 6.5(f), the provisions that are the subject of the indemnification claim shall survive with respect to such claims until such time as such claim is finally resolved.

(g) In the event that, pursuant to Article VI, any Buyer Indemnified Party or the Company recovers any Damages from any Managing Owner or the Baton Rouge Seller, each Managing Owner and the Baton Rouge Seller hereby agree that it shall not be entitled to seek indemnification for such Damages from any Company pursuant to such Company’s Constituent Documents or the applicable state limited liability company or limited partnership act or under any other Law or contract.

(h) The remedies provided for in this Article VI shall be deemed the sole and exclusive remedies of the parties from and after the Closing Date with regard to this Agreement and any disputes arising hereunder, except for claims based on fraud, intentional misrepresentations, breaches of confidentiality or non-solicitation obligations, or claims for equitable relief in connection with any dispute hereunder.

(i) In connection with any claim for indemnification asserted in a timely manner under Section 6.5(f), if Damages may be covered by insurance of any kind, then the claim for indemnification shall be (i) deemed effectively asserted for all purposes under Section 6.5(f), and (ii) suspended until such time as insurance proceeds are paid for all or a part of such claim or the insurer denies coverage of such claim. If insurance is not available to pay the full amount of any such claim, the Indemnifying Party shall be liable to do so as provided in this Article VI and the Indemnified Party’s claims shall no longer be suspended. Notwithstanding the foregoing, if cash payments from business interruption insurance payable to any Company do not commence within forty-five (45) days after a claim is asserted or to the extent that such cash payments do not cover the full amount of the Indemnified Party’s Damages, then the Indemnified Party shall be entitled to proceed with its indemnity claim under Article VI.

6.6 Indemnification Procedures.

(a) Whenever any indemnification claim shall arise in favor of a party entitled to indemnification under this Article VI (the “Indemnified Party”), including the assertion of any claim or liability against such Indemnified Party by a third party in writing that would give rise to a claim under this Article VI, the Indemnified Party shall notify each Person giving the indemnity (“Indemnifying Party”) in writing within thirty (30) days of (i) such Indemnified Party receiving Buyer’s Knowledge or Sellers’ Knowledge, as applicable, of the facts constituting the basis for such indemnification claim, or, (ii) in the case of a third-party claim, receipt of a written third-party assertion of a claim or liability. Any such notice shall state the amount of indemnification sought and all material facts constituting the basis for such indemnification claim. A copy of any documentation or other information in the possession of such Indemnified Party that supports such claim (including, with respect to third-party claims, copies of all papers served, if any) shall be sent with such written notice. Failure to send such written notice shall not release the Indemnifying Party from liability hereunder, unless such failure materially prejudices the Indemnifying Party’s defense of the claims that are the subject of the written notice.

(b) The Indemnifying Party shall have the right to defend a third-party claim and control the defense, settlement and prosecution of any litigation. Each Indemnified Party shall reasonably cooperate with the Indemnifying Party in any such litigation defense, settlement or prosecution, and the Indemnifying Party shall reimburse each Indemnified Party for out-of-pocket expenses incurred as a result of such cooperation. The Indemnified Parties shall have the right to approve defense counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld, and the right to fully participate in any such litigation defense at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party, within thirty (30) days after notice of such claim, fails to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of, at the sole cost and expense of, and for the account and risk of the Indemnifying Party without impairing its right to indemnification hereunder. Anything in this Section 6.6 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise and settle such claim without impairing its right to indemnification hereunder, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that (A) provides for relief other than the payment of monetary damages, (B) does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect to such claim, or (C) contains an admission of liability or violation of Law. All parties agree to cooperate fully as necessary in the defense of such matters.

(c) For all claims for indemnity under this Article VI, except for any claim for indemnity that results from a third-party claim, with respect to which Buyer, any Seller, any Managing Owner and/or CHI are unable, after good faith discussions, to reach agreement, the party seeking indemnification and the party from whom indemnification is sought shall submit such matter (a “Material Dispute”) to non-binding mediation before a mutually agreeable mediator who has experience with mediating controversies involving the relevant subject matter or, if the parties are unable to agree on a mediator within five days after receipt of notice initiating mediation, by an impartial mediator selected by the American Arbitration Association. The mediation process shall be initiated by either party giving written notice to the other party of the parties’ inability to resolve a Material Dispute. The mediation shall be held within thirty (30) days after the parties agree on a mediator or a mediator is selected. If at any time more than five hours into the mediation conference the mediator determines that the controversy cannot be settled in mediation, the mediator may declare an impasse and the mediation process shall end at that point. The mediation process shall be completed no later than sixty (60) days after the written notice which initiated the mediation. In the event of a declaration of an impasse by the mediator or expiration of the sixty (60) day period without a full settlement, there shall be a deadlock (a “Deadlock”). In the event of a Deadlock, any party may file suit in a court of competent jurisdiction to resolve the indemnity claim.

6.7 Disregarding Materiality Exceptions. For purposes of the calculating the dollar amount of Damages to which an Indemnified Party is entitled under this Article VI (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” “Material Adverse Effect” and other qualifiers, modifiers or limitations (including monetary values and qualifiers as to “knowledge”) shall be disregarded.

6.8 Letter of Credit and Liquidity Covenant.

(a) CHI shall obtain and maintain for a period of one year from the Closing Date a letter of credit (the “Letter of Credit”) for the benefit of Buyer Indemnified Parties from a bank acceptable to Buyer in its sole discretion for the purpose of securing the indemnification obligations under Section 6.2. The parties acknowledge and agree that, prior to attempting to recover any funds from any Seller, any Managing Owner or CHI pursuant to Section 6.2, Buyer Indemnified Parties shall first proceed against the Letter of Credit; provided, however, that the Seller Indemnified Parties shall have received written notice under Section 6.6(a) not less than three (3) Business Days prior to the Buyer Indemnified Parties proceeding against the Letter of Credit, which such notice shall include the facts constituting the basis for such indemnification claim or liability.

(b) On the Closing Date and until seven years from the Closing Date, CHI shall at all times maintain unencumbered and available without restriction cash or Cash Equivalents with a fair market value of at least Ten Million Dollars ($10,000,000).

6.9 Damages.

(a) For purposes of this Article VI, the term “Damages” shall mean any and all losses, liabilities, damages, dues, assessments, fines, penalties, fees, costs (including court costs and costs of appeal and including costs with respect to enforcement of an indemnity claim), Taxes, amounts paid in settlement and expenses (including reasonable attorney’s fees), whether accruing before or after the expiration of any applicable Survival Period.

(b) Notwithstanding Section 6.9(a), the defined term “Damages” for purposes of any claims for indemnification under Article VI by any Indemnified Party (provided, however, that a claim by any Indemnified Party shall not include a claim arising out of or relating to a claim made by any Person other than an Indemnified Party) shall mean any actual (a) monetary losses, liabilities or damages, (b) dues, assessments, fines, penalties, fees or costs (including court costs and costs of appeal and including costs with respect to enforcement of an indemnity claim), (c) Taxes, (d) amounts paid in settlement and (e) expenses (including reasonable attorneys’ fees); provided, further, that the defined term “Damages” under this Section 6.9(b) shall not include consequential or punitive damages except to the extent that such Damages relate to claims based on fraud or intentional misrepresentation.

ARTICLE VII

NOTICES

All notices and other communications hereunder shall be in writing and shall be given to the parties hereto via facsimile, hand delivery, certified mail, first class postage prepaid, return receipt requested, or nationally recognized and reputable overnight delivery service, addressed to the parties hereto as follows:

Buyer:	ERC Sub, L.P. c/o Care Investment Trust Inc. 505 Fifth Avenue 6th Floor New York, NY 10017 Attention: Chief Executive Officer Facsimile: 212-771-9317
with a copy to:	Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Attention: Robert L. Harris Facsimile: 615-244-6804

Each Seller:	c/o Cambridge Holdings Incorporated 1717 Main Street 59th Floor Dallas, TX 75201 Attention: Chief Executive Officer Facsimile: 214-871-7338
with a copy to:	Brill & Johnson, PLLC 1360 Post Oak Boulevard Suite 1750 Houston, TX 77056 Attention: Robert J. Brill, Esq. Facsimile: 713-627-1415

Each such notice and other communication shall be deemed, for all purposes of this Agreement, to have been given and received: (i) if given by facsimile, when the facsimile is transmitted to the party’s facsimile number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours on any Business Day or on the next Business Day if not confirmed during normal business hours; (ii) if by hand, when delivered; (iii) if by certified mail, first class postage prepaid, return receipt requested, five (5) days after the date on which such notice or other communication is deposited in the United States mail, or (iv) if given by nationally recognized and reputable overnight delivery service, the Business Day on which the records of such delivery service show that such notice was delivered to the party. Any party from time to time may change its address or facsimile number for the purpose of receipt of notices to that party by giving a similar notice specifying a new address or facsimile number to the other notice parties listed above in accordance with the provisions of this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1 Fees and Expenses.

(a) Each party will pay its own costs and expenses incurred in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents and of the purchase of the Equity Interests set forth herein, including, without limitation, the fees and expenses of its counsel, accountants and financial advisors whether or not such transactions are consummated. Notwithstanding the foregoing, Buyer shall bear the costs and expenses incurred in connection with (i) the audits of net operating income for each Facility conducted prior to the Effective Time and (ii) any audit of the Financial Statements of any Company for all periods prior to the Effective Time; each Seller shall bear its own costs and expenses incurred in connection with obtaining lender and other consents to the transactions contemplated by this Agreement; and Sellers and Buyer shall equally split the costs and expenses incurred in connection with any reviews of the Financial Statements of any Company for all periods prior to the Effective Time.

(b) In the event any party elects to incur expenses to enforce or obtain third-party interpretation of any provision of this Agreement, the prevailing party will be entitled to recover such expenses, including all legal expenses, attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled. The obligation of each party to pay its own expenses set forth in subsection (a) above shall be subject to any rights at law or in equity of the prevailing party arising from the enforcement or interpretation of this Agreement as contemplated in this subsection (b).

8.2 Public Announcement. The parties will use good faith efforts to agree on the text of a joint public statement or announcement and/or will use good faith efforts to obtain the other parties’ approval of the text of any public statement or announcement to be made solely on behalf of a party. Notwithstanding the foregoing, any party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent required by applicable Law, or to comply with accounting or other disclosure obligations, provided that the party desiring to make public disclosure of this Agreement or the transactions contemplated by this Agreement shall be obligated to give the other party prior notice of the press release or other public announcement if prior notice is commercially reasonable. Nothing contained in this Section 8.2 is deemed to prohibit, limit or restrict communications by any party with Government Authorities, Buyer’s Affiliates, or lenders to Sellers or Sellers’ Affiliates, regarding the transactions contemplated by this Agreement.

8.3 Entire Agreement. Other than that certain Confidentiality Agreement by and among CIT Healthcare LLC, CHI and Cain Brothers RE, LLC dated May 3, 2007, this Agreement (together with the Exhibits, Schedules and the other Transaction Documents) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral discussions and written agreements with respect thereto (including any term sheet, letter of intent or similar agreement or document relating to the transactions contemplated hereby). There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein and in the other Transaction Documents.

8.4 Amendment and Waiver. This Agreement may be modified, supplemented or amended only by a written instrument duly executed by each of the parties hereto. Any term or condition of this Agreement may be waived at any time by the party entitled to the benefit thereof. Any such waiver must be in writing and must be duly executed by such party. All rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay by any party in exercising any right, power or privilege under this Agreement or the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right power or privilege. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.

8.5 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement and any of the other Transaction Documents by facsimile or other electronic imaging technology shall be deemed to be original signatures for all purposes.

8.6 Governing Law; Construction. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the Laws of the State of New York applicable to a contract executed and performed in such state, excluding any conflicts of law rule or principle that would refer the governance, interpretation, construction or enforcement of this Agreement to the Laws of another jurisdiction, and such application of New York law shall not be vitiated by any allegations of fraud. In as much as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, the parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any court or other Governmental Authority by reason of any party’s having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof. With respect to the legal, tax, accounting, financial and other considerations involved in this Agreement, no party is relying on any other party (or any agent or representative of such party). Each party has carefully considered and, to the extent it believes such discussion is necessary, discussed with its professional legal, tax, accounting, financial and other advisors the suitability of entering into this Agreement and consummating the transactions contemplated herein.

8.7 Venue; Waiver of Jury Trial. To the fullest extent permitted by applicable Law, each party hereto (a) agrees that any claim, action or Proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in any New York state court located in New York County or in the Federal district court for the Southern District of New York and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in New York County or in the Federal district court for the Southern District of New York for purposes of all Proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Proceeding brought in such a court or any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY, FROM WHATEVER SOURCE ARISING, IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.8 Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including successors by merger or otherwise. Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto, The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective heirs, legal representatives, successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

8.9 Severability; Invalid Provisions. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the Laws and public policies of each state and jurisdiction in which such enforcement is sought, and that the unenforceability (or the modification to conform with such Laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision as may be possible (or, in the alternative, should any provision contained in this Agreement be reformed or rewritten by any Governmental Authority, such provision as so reformed shall be fully binding on the parties as if originally a part hereof).

8.10 Interpretation. In this Agreement, unless the context otherwise requires:

(a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules hereto;

(b) references to Articles, Sections and subsections are references to Articles and Sections of this Agreement;

(c) subject to the provisions of Section 8.8, references to any party to this Agreement shall include references to its or his respective heirs, legal representatives, successors and permitted assigns;

(d) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;

(e) the gender of all words herein shall include the masculine, feminine and neuter, and the case of all words herein shall include the singular and plural;

(f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;

(g) the descriptive headings and numbers of the Articles, Sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) the word “including” shall mean including without limitation;

(i) all Schedules and Exhibits referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein;

(j) references to time are references to local New York, New York time; and

(k) notwithstanding any other provisions of this Agreement, each Seller, each Managing Owner, CHI and Buyer all acknowledge and agree that for purposes of: (i) the representations, warranties, covenants, agreements and undertakings provided in Article II, Article III and Article V herein; and (ii) the conveyance of title to each Seller’s Equity Interest(s) to Buyer and Buyer’s payment of consideration therefor, this Agreement combines into a single document multiple contribution, sale and purchase transactions, each of which contemplates a single Seller agreeing to sell and contribute to Buyer that Seller’s Equity Interest in a particular Company (or, in the case of Saada, his Equity Interests in three Companies), with Buyer paying an agreed-upon allocated portion of an aggregate Purchase Price to each Seller. Accordingly, except as the context otherwise requires or as otherwise expressly provided herein, the parties acknowledge and agree that in construing, interpreting, and enforcing Article II, Article III and Article V of this Agreement, no Seller or Managing Owner is responsible or liable for any representation, warranty, covenant, agreement, or undertaking of any other Seller, Managing Owner or other Person (except that each Managing Owner is responsible and liable for the representations, warranties, covenants, agreements and undertakings of Seller that owns an Interest in the Company in which such Managing Owner owns an Interest), to the same extent and with the same force and effect as if Buyer and each Seller and Managing Owner had entered into a separate and distinct contract relating to Buyer’s acquisition of such Seller’s Equity Interest(s). Each Seller, each Managing Owner, CHI, and Buyer all further acknowledge and agree, however, that Buyer is purchasing each Seller’s Equity Interest(s) on a combined basis as contemplated by this Agreement and the other Transaction Documents in reliance on the support, rights and remedies provided to Buyer in the Transaction Documents taken as a whole.

8.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.12 Sellers’ Representative.

(a) Each Seller hereby designates Saada (the “Sellers’ Representative”) to serve as the sole and exclusive representative of such Seller on and after the Closing Date with respect to the matters set forth in this Agreement related to each Seller. Notwithstanding anything to the contrary contained in this Agreement, the Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against the Sellers’ Representative.

(b) The Sellers’ Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for each Seller for all purposes specified in this Agreement, including full power and authority on each Seller’s behalf, (i) to take all actions which the Sellers’ Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to any claims for indemnification hereunder, including determinations to sue, defend, negotiate, settle and compromise any such claims for indemnification made by or against, and other disputes with, Buyer pursuant to this Agreement or any of the agreements or transactions contemplated hereby, (ii) to engage and employ agents and to incur such other expenses on each Seller’s behalf as the Sellers’ Representative shall deem necessary or prudent in connection with the administration of the foregoing, and to deduct the cost and expense thereof from any sums that may become payable to any Seller, (iii) to accept and receive notices to any Seller pursuant to this Agreement, (iv) to take all other actions and exercise all other rights which the Sellers’ Representative considers necessary or appropriate in connection with this Agreement It is acknowledged and agreed that such agency and proxy are coupled with an interest, and are, therefore, irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions of the Sellers’ Representative shall be binding upon each Seller, and no such Seller shall have the right to object, dissent, protest or otherwise contest the same.

(c) In the event that the Sellers’ Representative (or any successor Sellers’ Representative appointed in accordance with this Section 8.12) shall die, become incapacitated or resign, Sellers shall designate a successor Sellers’ Representative.

(d) The Sellers’ Representative is authorized to act on behalf of each Seller notwithstanding any dispute or disagreement among Sellers, and Buyer shall be entitled to rely on any and all actions taken by such Sellers’ Representative without any liability to, or obligation to inquire of, any Seller even if Buyer shall be aware of any actual or potential dispute or disagreement among Sellers. Buyer is expressly authorized to rely on the genuineness of the signatures of the Sellers’ Representative and, upon receipt of any writing which reasonably appears to have been signed by the Sellers’ Representative, Buyer may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(e) The Sellers’ Representative shall promptly deliver to each Seller any notice received by the Sellers’ Representative on behalf of such Seller.

(f) Neither the Sellers’ Representative nor any agent employed by the Sellers’ Representative shall be liable to any Seller relating to the performance of the Sellers’ Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Sellers’ Representative constituted fraud or were taken or not taken in bad faith. The Sellers’ Representative shall not have any liability for acting upon any notice, statement or certificate believed by the Sellers’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter.

8.13 Buyer’s Representative.

(a) Buyer hereby designates F. Scott Kellman (the “Buyer’s Representative”) to serve as the sole and exclusive representative of Buyer on and after the Closing Date with respect to the matters set forth in this Agreement related to Buyer. Notwithstanding anything to the contrary contained in this Agreement, the Buyer’s Representative shall not have any duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of Buyer shall otherwise exist against the Buyer’s Representative.

(b) The Buyer’s Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for Buyer for all purposes specified in this Agreement, including full power and authority on Buyer’s behalf, (i) to take all actions which the Buyer’s Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to any claims for indemnification hereunder, including determinations to sue, defend, negotiate, settle and compromise any such claims for indemnification made by or against, and other disputes with, any Seller pursuant to this Agreement or any of the agreements or transactions contemplated hereby, (ii) to engage and employ agents and to incur such other expenses on Buyer’s behalf as the Buyer’s Representative shall deem necessary or prudent in connection with the administration of the foregoing, and to deduct the cost and expense thereof from any sums that may become payable to Buyer, (iii) to accept and receive notices to Buyer pursuant to this Agreement, (iv) to take all other actions and exercise all other rights which the Buyer’s Representative considers necessary or appropriate in connection with this Agreement It is acknowledged and agreed that such agency and proxy are coupled with an interest, and are, therefore, irrevocable without the consent of the Buyer’s Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of Buyer. All decisions of the Buyer’s Representative shall be binding upon Buyer, and Buyer shall not have the right to object, dissent, protest or otherwise contest the same.

(c) In the event that the Buyer’s Representative (or any successor Buyer’s Representative appointed in accordance with this Section 8.13) shall die, become incapacitated or resign, Buyer shall designate a successor Buyer’s Representative.

(d) The Buyer’s Representative is authorized to act on behalf of Buyer, and each Seller shall be entitled to rely on any and all actions taken by such Buyer’s Representative without any liability to, or obligation to inquire of, Buyer. Each Seller is expressly authorized to rely on the genuineness of the signatures of the Buyer’s Representative and, upon receipt of any writing which reasonably appears to have been signed by the Buyer’s Representative, each Seller may act upon the same without any further duty of inquiry as to the genuineness of the writing.

(e) Neither the Buyer’s Representative nor any agent employed by the Buyer’s Representative shall be liable to Buyer relating to the performance of the Buyer’s Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Buyer’s Representative constituted fraud or were taken or not taken in bad faith. The Buyer’s Representative shall not have any liability for acting upon any notice, statement or certificate believed by the Buyer’s Representative to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith on any matter.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Contribution and Purchase Agreement to be executed as of the date first above written.

BUYER:
ERC Sub, L.P.
By: ERC Sub, LLC, its General Partner
By:
Name:	F. Scott Kellman
Title:	President and Chief Executive Officer

REIT:
The undersigned joins herein solely for the purpose of Article IV hereof.
Care Investment Trust Inc.
By:
Name:	F. Scott Kellman
Title:	President and Chief Executive Officer

SELLERS:

Jean-Claude Saada
Cambridge B/R, Inc.
By:
Name:	Jean-Claude Saada
Title:	President

Cambridge-Greenville Dallas, LLC
By:
Name:	Jean-Claude Saada
Title:	President

Contribution and Purchase Agreement
Signature Page

PMC Cambridge of Plano, Ltd.
By: Cambridge-Collin, Inc., its General Partner
By:
Name:	Jean-Claude Saada
Title:	President

Cambridge-Crown Atrium, LLC
By:
Name:	Jean-Claude Saada
Title:	Sole Member

Cambridge North Texas Holdings, LLC
By:
Name:	Jean-Claude Saada
Title:	Managing Member

MANAGING OWNERS:
The undersigned join herein solely for the purpose of Section 5.5 and Articles III and VI.
Cambridge Nassau Bay GP LLC
By:
Name:	Jean-Claude Saada
Title:	Sole Member

CHMP Manager, LLC
By:
Name:	Jean-Claude Saada
Title:	President

6000 Greenville, Inc.
By:
Name:	Jean-Claude Saada
Title:	President

Contribution and Purchase Agreement
Signature Page

Allen MOB, Inc.
By:
Name:	Jean-Claude Saada
Title:	President

Cambridge Onalp, Inc.
By:
Name:	Jean-Claude Saada
Title:	President

5280 Medical Drive, Inc.
By:
Name:	Jean-Claude Saada
Title:	President

Gorbutt MOB, Inc.
By:
Name:	Jean-Claude Saada
Title:	President

Cambridge Tarrant, Inc.
By:
Name:	Jean-Claude Saada
Title:	President

CHI:
The undersigned joins herein solely for the purpose of Section 3.3(b), 5.6 and 5.7(d) and Article VI hereof.
Cambridge Holdings Incorporated
By:
Name:	Jean-Claude Saada
Title:	Chief Executive Officer

Contribution and Purchase Agreement
Signature Page

CAMBRIDGE 114:
The undersigned joins herein solely for the purpose of Section 5.3 hereof.
Cambridge 114, Inc.
By:
Name:	Jean-Claude Saada
Title:	President

Contribution and Purchase Agreement
Signature Page

EXHIBIT A-1

Seller	Seller’s State of Residence or Formation	Company	Company’s State of Formation	Seller’s Total Ownership Interest in Company Before Closing	Equity Interests to be sold to Buyer at Closing	Seller’s Total Ownership Interest in Company After Closing	Managing Owner’s Total Ownership Interest in Company Before and After Closing	Facility or Facilities
Jean-Claude Saada	TX	Cambridge Nassau Bay LP	Texas	99% limited partnership interest	85% limited partnership interest	14% limited partnership interest	1% general partnership interest	Nassau Bay PMC-2-Space Park Nassau Bay PMC-1-St. John Doctors Center
Cambridge B/R, Inc.	LA	Cambridge Howell Medical Plaza, LLC	LA	99% membership interest	85% membership interest	14% membership interest	1% managing member interest	Baton Rouge PMC-Physicians Medical Center of Baton Rouge
Cambridge - Greenville Dallas, LLC	DE	Cambridge Walnut Hill, L.P.	DE	98.5% limited partnership interest	85% limited partnership interest	13.5% limited partnership interest	1.5% general partnership interest	PMC Dallas-Physicians Medical Center of Dallas
Jean-Claude Saada	N/A	Cambridge Allen Partners, L.P.	TX	99% limited partnership interest	85% limited partnership interest	14% limited partnership interest	1% general partnership interest	Presbyterian Allen-Presbyterian Hospital of Allen MOB II
PMC Cambridge of Plano, Ltd.	TX	Cambridge Plano Partners MOB IV, L.P.	TX	99% limited partnership interest	85% limited partnership interest	14% limited partnership interest	1% general partnership interest	Presbyterian Plano
Cambridge-Crown Atrium, LLC	DE	Cambridge Westgate Medical Center, L.P.	DE	98.5% limited partnership interest	85% limited partnership interest	13.5% limited partnership interest	1.5% general partnership interest	Westgate MOB-Westgate Medical Center

Seller	Seller’s State of Residence or Formation	Company	Company’s State of Formation	Seller’s Total Ownership Interest in Company Before Closing	Equity Interests to be sold to Buyer at Closing	Seller’s Total Ownership Interest in Company After Closing	Managing Owner’s Total Ownership Interest in Company Before and After Closing	Facility or Facilities
Jean-Claude Saada	N/A	Cambridge Gorbutt MOB, L.P.	TX	99% limited partnership interest	85% limited partnership interest	14% limited partnership interest	1% general partnership interest	Southlake MOB-Harris Methodist Southlake Center for Diagnostics and Surgery-Medical Office
Cambridge North Texas Holdings, LLC	DE	Cambridge Southlake Partners, L.P.	TX	99% limited partnership interest	85% limited partnership interest	14% limited partnership interest	1% general partnership interest	Southlake Hospital-Harris Methodist Southlake Center for Diagnostic and Surgery-Hospital

EXHIBIT A-2

MANAGING OWNERS

Managing Owner	State of Formation
Cambridge Nassau Bay GP LLC	TX
CHMP Manager, LLC	LA
6000 Greenville, Inc.	TX
Allen MOB, Inc.	TX
Cambridge Onalp, Inc.	TX
5280 Medical Drive, Inc.	TX
Gorbutt MOB, Inc.	TX
Cambridge Tarrant, Inc.	TX

EXHIBIT C

PURCHASE PRICE ALLOCATION

Company	Agreed Value	Existing Debt	Multiplied by 85%	Agreed Increases to Purchase Price per Company for Servicer Consent Fees	Purchase Price per Company	Buyer Securities (Units)	Buyer Securities ($ Value @ $15 per Unit)	Buyer Holdbacks	Cash Payable on Closing Date	Company Cap
Westgate Company	$24,686,416	($18,400,000)	$5,343,454	$59,735	$5,403,189	52,268.3	$784,025	$649,373	$3,969,791	$5,403,189
Walnut Hill Company	$47,513,537	($28,450,000)	$16,204,006	$181,147	$16,385,153	158,503.6	$2,377,554	$68,551	$13,939,049	$16,385,153
Southlake MOB Company	$17,635,713	($11,680,000)	$5,062,356	$56,593	$5,118,949	49,518.7	$742,781	$57,999	$4,318,169	$5,118,949
Southlake Hospital Company	$27,711,576	($18,640,000)	$7,710,840	$86,201	$7,797,040	75,425.5	$1,131,383	$0	$6,665,657	$7,797,040
Nassau Bay Company	$25,864,571	($14,000,000)	$10,084,885	$112,740	$10,197,626	98,647.8	$1,479,718	$1,079,494	$7,638,414	$10,197,626
Baton Rouge Company	$28,026,533	($20,560,000)	$6,346,553	$70,949	$6,417,502	62,080.4	$931,206	$708,991	$4,777,305	$6,417,502
Plano Company	$74,180,291	($55,040,000)	$16,269,247	$181,876	$16,451,124	159,141.7	$2,387,126	$113,804	$13,950,193	$16,451,124
Allen Company	$17,421,744	($12,080,000)	$4,540,482	$50,759	$4,591,241	44,413.9	$666,208	$91,159	$3,833,874	$4,591,241
Total	$263,040,381	($178,850,000)	$71,561,824	$800,000	$72,361,824	700,000.0	$10,500,000	$2,769,370	$59,092,453	$72,361,824